QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EBIX, INC.

JENQUEST, INC.

IDS ACQUISITION SUB, INC.

AND

ROBERT M. WARD, AS SHAREHOLDERS REPRESENTATIVE

DATED OCTOBER 31, 2007

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of October 31, 2007, by and among EBIX, INC., a Delaware corporation ("Parent"); JENQUEST, INC., a California corporation (the "Company"); IDS ACQUISITION SUB, INC., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Robert M. Ward as the representative of the shareholders of the Company hereunder (the "Shareholders Representative"). Parent, Merger Sub, the Company and the Shareholders Representative are sometimes collectively referred to herein as the "Parties" and each individually as a "Party." Unless otherwise defined herein, certain terms used in this Agreement with initial capital letters are defined in Appendix A.

WITNESSETH:

        WHEREAS, the Company is engaged in the business of providing insurance business process outsourcing services, mainly in the area of insurance certificates (the "Business").

        WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

        WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        WHEREAS, the Board of Directors of the Company has resolved to recommend the Merger to the holders of the Company Capital Stock, has determined that the Merger Consideration is fair to the holders of such Company Capital Stock, and has resolved to recommend that the holders of each class and series of Company Capital Stock accept the Merger Consideration and approve the Merger upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereto hereby agree as follows:

ARTICLE I
THE MERGER

        SECTION 1.1    MERGER.    In consideration of the payment of the Merger Consideration (as defined in Section 1.2) by Parent, and subject to the terms and conditions hereinafter set forth, (a) Merger Sub shall be merged with and into the Company, at the Effective Time, with the Company being the surviving corporation (the "Surviving Corporation"), in accordance with the laws of the State of California and other applicable Law, and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of California and other applicable Law.

        SECTION 1.2    MERGER CONSIDERATION.    The aggregate consideration to be paid by Parent under this Agreement shall equal $10,603,999, less any adjustments pursuant to Section 1.2(c) and Section 1.2(d) hereof as set forth on the Merger Consideration Certificate (the "Cash Merger Consideration") plus the Contingent Merger Consideration (as defined in Section 1.2(b) ) (collectively, the "Merger Consideration"), and shall be payable to the holders of capital stock of the Company (collectively, the "Shareholders") in accordance with the provisions of this Agreement and in the manner and in the proportions set forth in the Merger Consideration Certificate (as defined in Section 2.1) as follows:

          (a)    Cash Consideration at Closing.    The Cash Merger Consideration (less the Escrow Amount, as defined in and funded in accordance with Section 1.7(a)) will be payable in cash at Closing by wire transfer of immediately available funds to the Shareholders, other than Dissenting Shareholders, and as directed in the Merger Consideration Certificate.

          (b)    Contingent Consideration.    In the event that either of the 2008 Gross Revenue Target or the 2008 Increased Gross Revenue Target (each, a "Target") (as defined below) is met, the amount set forth below with respect to such achieved Target will be payable by Parent to the Shareholders (the "Contingent Gross Revenue Consideration") in addition to any other amounts payable hereunder:

      •
      $880,000 (less one percent of such amount, which shall be paid to Donaldson Werth & Company) will be payable to the Shareholders in accordance with the Merger Consideration Certificate promptly after financial results for the 12-month period beginning at the Effective Time (but in no event later than 30 days after the end of fiscal year 2008), provided the Company, whether operated as a subsidiary of or a division in the Surviving Corporation generates gross revenues of more than $6,000,000 and less than $7,000,000 in the 12-month period beginning at the Effective Time (the "2008 Gross Revenue Target");

      OR

      •
      $1,230,000 (less one percent of such amount, which shall be paid to Donaldson Werth & Company) will be payable to the Shareholders in accordance with the Merger Consideration Certificate promptly after financial results for the 12-month period beginning at the Effective Time (but in no event later than 30 days after the end of fiscal year 2008), provided the Company, whether operated as a subsidiary of or a division in the Surviving Corporation generates gross revenues of at least $7,000,000 in the 12-month period beginning at the Effective Time (the "2008 Increased Gross Revenue Target");

              (i)  The Contingent Gross Revenue Consideration shall be determined and paid within 30 days following the end of Parent's 2008 fiscal year by wire transfer of immediately available funds, promptly following the determination of the Contingent Gross Revenue Consideration, to such accounts for each Shareholder as are set forth in the Merger Consideration Certificate.

             (ii)  Not later than November 30, 2008, Parent shall deliver to each Shareholder a copy of the financial statements of Parent and a certificate showing the calculation of the Contingent Gross Revenue Consideration for the period from November 1, 2007 to October 31, 2008, certified by the Chief Financial Officer of Parent to be a good faith calculation of the Contingent Gross Revenue Consideration derived from the accounting records of Parent (the "Contingent Gross Revenue Certificate").

            (iii)  Parent shall make available to the Shareholders Representative copies of all work papers, documents, receipts, invoices and other materials and grant the Shareholders Representative such access to Parent's personnel and outside auditors during regular business hours as may be necessary or reasonably requested by the Shareholders Representative in his review of the Contingent Gross Revenue Certificate or in connection with any dispute or disagreement relating to the determination of the Contingent Gross Revenue Consideration. If the Shareholders Representative does not timely deliver a Contingent Gross Revenue Consideration Certificate Contest Notice (as defined below) in accordance with

    Section 1.2(b)(v), the Contingent Gross Revenue Consideration Certificate shall be final and binding on all Parties.

            (iv)  In the event the Shareholder Representative contests any part of the calculation of the Contingent Gross Revenue Consideration, as set forth in the Contingent Gross Revenue Consideration Certificate, the Shareholders Representative shall give Parent written notice of his objections thereto (the "Contingent Gross Revenue Consideration Certificate Contest Notice") within 15 days following the delivery of the Contingent Gross Revenue Consideration Certificate.

             (v)  During the 30-day period following the delivery of the Contingent Gross Revenue Consideration Certificate Contest Notice, Parent and the Shareholders Representative shall attempt to resolve in writing any differences which Parent and the Shareholders Representative may have with respect to any matter specified in the Contingent Gross Revenue Consideration Certificate Contest Notice. If at the end of the 30-day period, Parent and the Shareholders Representative shall fail to reach a written agreement with respect to all of such matters, then all such matters specified in the Contingent Gross Revenue Consideration Contest Notice with respect to which a written agreement has not been reached shall be resolved in accordance with the provisions set forth in Section 1.2(d)(iii).

            (vi)  During the 12-month period beginning on the day after the Closing Date, the Company will operate as a separate division or business unit within Parent in accordance with the Company's business practices and policies, including customer retention, as in effect in substantially the same manner as before the Closing.

           (vii)  At the time any Contingent Gross Revenue Consideration is paid to the Shareholders, $120,000 shall be paid concurrently by Parent to Howard Lee Roth.

          (c)    Payment of Certain Indebtedness.    Concurrently with the Closing, the Parent shall make the following wire transfers: (i) $401,001.34 to the Bank of Hemet to repay in full the Company's then outstanding line of credit balance; (ii) $195,000 to Donaldson Werth & Company to pay the broker's fee related to the Merger; and (iii) $50,000 to Pillsbury Winthrop Shaw Pittman LLP to pay the Company's legal fees related to the Merger. The Cash Merger Consideration that otherwise would have been payable on Closing under Section 1.2 has been reduced by the amount of the payments described in this Section 1.2(c), and such payments will reduce the liabilities of the Company as of immediately prior to the Effective Time for purposes of calculating Closing Date Net Book Value.

          (d)    Adjustment Relating to Closing Date Net Book Value.

              (i)  For purposes of this Agreement, "Closing Date Net Book Value" shall be the Net Book Value of the Company as of immediately prior to the Effective Time.

             (ii)  Within 20 days following the Closing Date, Parent will prepare and deliver to the Shareholders Representative a calculation of Closing Date Net Book Value (the "Parent-Determined Closing Date Net Book Value Calculation"), which calculation shall be determined consistent with (i) the preparation of the Financial Statements, and (ii) the definition set forth in Appendix A. Parent will make the work papers and back-up materials used in preparing the Parent-Determined Closing Date Net Book Value, as well as the personnel of Parent and the Surviving Corporation with knowledge regarding any underlying matters, available to the Shareholders Representative (and his advisors) at reasonable times and upon reasonable notice.

            (iii)  If the Shareholders Representative shall not deliver to Parent a statement describing any objections to the Parent-Determined Closing Date Net Book Value within 10 Business

    Days after receipt, then such Parent-Determined Closing Date Net Book Value shall be deemed to be the "Stipulated Closing Date Net Book Value." If, however, the Shareholders Representative shall deliver to Parent a statement describing any objections to the Parent-Determined Closing Date Net Book Value within such 10 Business Day period, then Parent will exercise commercially reasonable efforts to resolve, in good faith, any such objections with the Shareholders Representative. If Parent and the Shareholders Representative reach a resolution of all such objections, then the Parent-Determined Closing Date Net Book Value as modified by such resolution shall be deemed to be the "Stipulated Closing Date Net Book Value." If such a resolution is not reached within 10 Business Days after Parent has received a statement describing the Shareholders Representative's objections to the Parent-Determined Closing Date Net Book Value, then any disputes regarding any accounting-related aspects of the calculation or computation of such Stipulated Closing Date Net Book Value will be submitted promptly to a mutually acceptable independent accounting firm for resolution. Parent, on the one hand, and the Shareholders Representative, on the other hand, may provide the accounting firm, within five Business Days of its selection, with a definitive statement of their position with respect to each unresolved objection. The accounting firm will be provided with access to the books and records of Parent and the Company germane to the Parent-Determined Closing Date Net Book Value. The accounting firm will be asked to resolve any objections on an expedited basis, and shall in any event have no more than 20 Business Days to carry out a review of the unresolved objections. The accounting firm will be asked to prepare a written statement of its determination regarding each unresolved objection, and the Parent-Determined Closing Date Net Book Value as modified by the accounting firm's determination of any Shareholders Representative's unresolved objections shall be deemed to be the "Stipulated Closing Date Net Book Value." The determination of the accounting firm will be conclusive and binding, absent manifest error. If objections are submitted to the accounting firm for resolution as provided in this Section 1.2(d)(iii) and Parent does not prevail, by dollar amount, as to a majority of the objections asserted, then Parent shall pay all of the fees and expenses of the accounting firm. If Parent does prevail, by dollar amount, as to a majority of the objections asserted, then the fees and expenses of the accounting firm shall, for purposes of the Stipulated Closing Date Net Book Value, be treated as a current liability of the Company accrued and actually payable as of the Closing Date, and the Stipulated Closing Date Net Book Value shall be determined accordingly.

            (iv)  In the event that the Stipulated Closing Date Net Book Value is greater than $549,362 (the Net Book Value (which is debt-free) of the Company as of July 31, 2007), then an amount equal to such difference (the "Net Book Value Price Increase") shall be immediately paid to the Shareholders, as an addition to the aggregate Merger Consideration. In the event that the Stipulated Closing Date net Book Value is less than the $549,362, then an amount equal to such difference shall be immediately paid out of the Escrow Fund to Parent (the "Net Book Value Price Decrease") and if the Net Book Value Price Decrease exceeds the Escrow Amount, the Shareholders Representative shall cause the Shareholders to pay to the Parent their proportionate share of such excess, in accordance with the percentages set forth in the Merger Consideration Certificate.

        SECTION 1.3    EFFECTS OF THE MERGER.    At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the Surviving Corporation, shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Company and Merger Sub, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of the Company and Merger Sub, all without further act or deed, and in accordance with the applicable provisions of the laws of the State of California. Robert M. Ward and Thomas Wickes shall also cease to be officers or employees of the Surviving Corporation, and upon the Closing Date shall tender resignations in the form of Exhibit G attached hereto.

        SECTION 1.4    ARTICLES OF INCORPORATION AND BYLAWS.    The articles of incorporation and bylaws of Merger Sub shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein; provided, however, that the name of the Surviving Corporation shall be "EBIX BPO Division (formerly Jenquest, Inc.)."

        SECTION 1.5    DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualify, as the case may be.

        SECTION 1.6    CLOSING; EFFECTIVE TIME.

          (a)    Closing and Closing Date.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on November 1, 2007 (the "Closing Date") at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, CA 92130 or at such other time, date or place as the Parties may mutually agree upon in writing.

          (b)    Effective Time.    As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver, of all conditions to the Merger, the Company shall (i) execute an Agreement of Merger in compliance with the requirements of the laws of the State of California (the "Agreement of Merger"), and shall file the Agreement of Merger with the Secretary of State of the State of California in accordance with its Laws, and (ii) make all other filings or recordings and take all such other and further actions as may be required by Law, to make the Merger effective; provided, however, that the Parties shall seek "pre-clearance" of the Agreement of Merger with the Secretary of State of the State of California prior to the Closing. The Merger shall become effective for all purposes under California Law when proper documentation has been filed with the Secretary of State of the State of California (the "Effective Time").

          (c)    The Company's Obligations at Closing.    The Company and Shareholders shall deliver to Parent the certificates, agreements, documents and instruments as indicated in Section 8.2.

          (d)    Parent's Obligations at Closing.    At the Closing:

              (i)  Upon the filing of the Agreement of Merger, Parent will pay the Cash Merger Consideration to the Shareholders, in accordance with the terms of this Agreement.

             (ii)  Parent will also deliver to Shareholders the certificates, agreements, documents and instruments as indicated in Section 8.3.

        SECTION 1.7    ESCROW ACCOUNT.

          (a)    Escrow Fund.    Parent will, prior to the Closing and pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"), deposit $250,000 (the "Escrow Amount") with U.S. Bank National Association (the "Escrow Agent") to be held in an interest-bearing escrow account (the "Escrow Account"). All amounts held in the Escrow Account shall be known collectively as the "Escrow Fund."

          (b)    Retention and Release.    The Escrow Fund shall be held in the Escrow Account for the benefit of Parent and all Shareholders pursuant to the terms of this Agreement pertaining thereto and the Escrow Agreement. Any amounts to be distributed from the Escrow Fund to the

  Shareholders will be distributable to each of such Shareholders in an amount equal to the Shareholder's Pro Rata Share. Subject to the indemnification rights of Parent described in Article IX, the Escrow Fund shall be distributable as follows:

              (i)  On the date which is 10 Business Days after the Net Book Value Price Decrease, if any, has been determined under Section 1.2(d), the amount of the Net Book Value Price Decrease, if any, shall be distributed to Parent.

             (ii)  The remaining Escrow Fund and any other amounts which shall have been delivered into the Escrow Account shall be distributed to the Shareholders concurrently with the distribution made under Section 1 .7(b)(i) (the "Final Escrow Release Date").

          (c)    Non-assignable Interest.    The interests of the Shareholders in the Escrow Fund will not be assignable or transferable by such Shareholders unless and until released pursuant to the terms of the Escrow Agreement.

          (d)    Inability to Deliver.    If the Escrow Agent is not able to deliver any portion of the Escrow Fund to the proper recipient within one year of the date that final distribution of any remaining amount of the Escrow Fund should otherwise have been made pursuant to Section 1.7(b) (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity), such portion of the Escrow Fund shall be delivered to Parent and the proper recipient shall thereafter look only to Parent, and only as a general creditor, for payment of such recipient's claim for such portion of the Escrow Fund, subject to applicable abandoned property, escheat and similar laws.

ARTICLE II
CONVERSION OF SHARES; APPOINTMENT OF THE SHAREHOLDERS REPRESENTATIVE

        SECTION 2.1    CONVERSION OF SHARES OF COMPANY CAPITAL STOCK.    At the Effective Time, (a) each holder of issued and outstanding shares of Company Capital Stock, other than any Dissenting Capital Stock, shall, subject to the terms and conditions of this Agreement, receive an amount in immediately available funds equal to the amount set forth in a certificate (the "Merger Consideration Certificate") to be prepared as of the Closing Date and in accordance with the liquidation rights and preferences set forth in the Company's Articles of Incorporation and signed by the Chief Financial Officer of the Company and the Shareholders Representative, and which will be binding upon all Shareholders (other than Dissenting Shareholders). The Merger Consideration Certificate will also set forth the allocation among the Shareholders of the (i) Escrow Amount to be deposited in accordance with Section 1.7 and deducted from the Cash Merger Consideration to be disbursed at Closing and (ii) the Contingent Merger Consideration.

        SECTION 2.2    DISCLOSURE INFORMATION REGARDING COMPANY CAPITAL STOCK; OPTIONS AND WARRANTS.    Each holder of Company Capital Stock will receive (i) pre-Closing disclosure information related to Shareholder approval of the Merger which will highlight the Merger's impact on Company Capital Stock and include all legally required information regarding dissenting shareholder rights, and (ii) a letter dated as of the Closing Date, signed by the Shareholders Representative, acknowledging the Closing of the Merger and confirming the effect on Company Capital Stock. Parent shall have the right to review and comment on both the pre-Merger disclosures and post-Closing letter to the holders of the Company's Capital Common Stock, but the responsibility regarding the content of such communications shall be the sole responsibility of the Company and the Shareholders Representative. In addition, the Shareholders Representative will take all legally required action to notify all holders of options to purchase shares of Company Capital Stock (the "Options"), if any, and all holders of warrants to purchase shares of Company Capital Stock (the "Warrants"), if any, that such Options and Warrants, if not exercised prior to the Closing Date, will be cancelled and of no further force or effect. The Board of Directors of the Company will take all legally required actions pursuant to any option plan of the Company to terminate such plan and all unexercised options issued and outstanding thereunder as of the Closing Date.

        SECTION 2.3    PROCEDURES FOR SHARES NOT SUBMITTED AT CLOSING.

          (a)   Parent shall mail a letter of transmittal (with instructions for its use), substantially in the form attached hereto as Exhibit B (the "Letter of Transmittal"), to each record holder of Company Capital Stock as of the Effective Time (with a copy to the Shareholders Representative) for such holder to use in surrendering the certificates or other instruments, if any, which represented such Shareholder's shares of Company Capital Stock or, against payment of the allocable amount of Merger Consideration. No interest will accrue or be paid to the holder of any outstanding share of Company Capital Stock, Warrants or Options.

          (b)   As promptly as possible after receipt of such Letter of Transmittal, the Shareholders Representative shall use commercially reasonable efforts to cause each former holder of shares of Company Capital Stock to surrender such Shareholder's certificates or other instruments representing such shares to the Company; provided, however, that if any such Shareholder shall be unable to surrender such certificates due to loss, theft, or mutilation thereof, such Shareholder may make a constructive surrender by submitting an affidavit of lost, stolen, or destroyed certificate in the form attached the Letter of Transmittal.

        SECTION 2.4    OPTIONS; WARRANTS.

        Before the Closing Date, the Board of Directors of the Company shall adopt such resolutions or take (or cause the Company to take) such other actions as are required to provide for the cancellation of all Options and Warrants, if any, that remain outstanding immediately prior to Closing Date.

        SECTION 2.5    THE SHAREHOLDERS REPRESENTATIVE.

          (a)   By the approval of the Merger at a special meeting of Shareholders or by written consent of the Shareholders, each Shareholder, other than Dissenting Shareholders, will irrevocably authorize and appoint Robert M. Ward as the Shareholders Representative, to serve as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead with respect to all matters under this Agreement. Without limiting the generality of the foregoing, the Shareholders Representative shall be fully and irrevocably authorized and empowered to act, in accordance with this Agreement, for and on behalf of the Shareholders as of the Effective Time as agent and representative for all such Shareholders to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Shareholders Representative by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Shareholders Representative shall not have any duties or responsibilities, except those expressly set forth herein. The Shareholders shall be bound by all actions taken and documents executed by the Shareholders Representative in accordance with this Section 2.5. In performing the functions specified in this Agreement, the Shareholders Representative shall not be liable to the Shareholders in the absence of gross negligence or willful misconduct on the part of the Shareholders Representative. The Shareholders Representative shall be indemnified and held harmless by the Shareholders from and against any loss, liability, or expense incurred without gross negligence, fraud or willful misconduct on the part of the Shareholders Representative and arising out of or in connection with the acceptance or administration of his or her duties hereunder. Such indemnity shall be made, first, to the extent possible out of funds that otherwise are to be distributed from the Escrow Fund to the Shareholders, if any, and, second, directly from the Shareholders in accordance with each Shareholders' pro-rata ownership interest in the Company as set forth in the Merger Consideration Certificate. Any out-of-pocket costs and expenses incurred by the Shareholders Representative in connection with actions taken by the Shareholders

  Representative pursuant to the terms of this Agreement (including the hiring of legal counsel and the incurring of reasonable legal fees and costs ("Representative Expenses") shall be the responsibility of Shareholders.

          (b)   The Shareholders Representative may execute any of his duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Notwithstanding anything in this Agreement to the contrary, in no event shall the Shareholders Representative be authorized or permitted to enter into or agree to any settlement to the extent such settlement provides for the admission of any wrongdoing by, or is otherwise harmful to, a Shareholder or any affiliate thereof, without the prior written consent of such Shareholder.

          (c)   The Shareholders Representative is deemed to be appointed as each Shareholder's attorney-in-fact, with full authority in the place and stead of such Shareholder and in the name of such Shareholder, from time to time in the Shareholders Representative's discretion to take any action and to execute any document or instrument that the Shareholders Representative may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

              (i)  to execute, give and receive any notices, agreements, certificates, closing certificates or documents in connection with transactions contemplated by this Agreement;

             (ii)  to negotiate, defend, settle or pay any claims for indemnification under this Agreement; provided, however, that in no event shall the Shareholders Representative settle or pay any claims for Losses (as defined in Section 9.1) in excess of the limitations set forth in Section 9.5; provided, further, that in no event shall the Shareholders Representative settle or pay any claims for Losses as a result of a Shareholder's breach of any representation or warranty contained in the Letter of Transmittal without the prior written consent of such Shareholder; and

            (iii)  to take any other actions deemed necessary or advisable by the Shareholders Representative in order to carry out the purposes of this Agreement.

          (d)   In the event of the death, incapacity or resignation of the Shareholders Representative, the Shareholders (by a written approval of Shareholders that held a majority of the issued and outstanding Company Capital Stock (on a fully diluted, as converted basis) as of the Closing Date) shall promptly appoint a successor Shareholders Representative to act in accordance with this Section 2.5 and shall provide written notice of such appointment to Parent.

          (e)   The Shareholders Representative is an intended third-party beneficiary of this Agreement.

        SECTION 2.6    FURTHER ASSURANCES.    Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE III
OTHER AGREEMENTS AND COVENANTS OF THE COMPANY

        The Company covenants and agrees with Parent that, at all times from and after the date hereof until the Closing, the Company will comply with (or will arrange for compliance with) all covenants and provisions of this Article III, except to the extent Parent may otherwise consent in writing.

        SECTION 3.1    NON-NEGOTIATION.    From and after the date of this Agreement until the earlier of (a) the termination of this Agreement, (b) the Closing, or (c) November 1, 2007, the Company agrees that it will not, and will not permit its Affiliates, directors, officers, employees, representatives and other agents, including, without limitation, Donaldson Werth & Company, to, directly or indirectly, (1) solicit, initiate, or encourage any Acquisition Proposal, (2) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal or (3) agree to, approve or recommend any Acquisition Proposal. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly advise Parent of the terms of any communications it may receive or become aware of relating to any Acquisition Proposal.

        SECTION 3.2    CONDUCT OF BUSINESS.    The Company will conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company will:

          (a)   consistent with past practice, use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company, other than as otherwise set forth in his Agreement, (iii) maintain the assets and properties of the Company in good working order and condition (reasonable wear and tear excepted), (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations the Company;

          (b)   except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner and (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax election or Tax accounting method of the Company, (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes or (C) the fiscal year of the Company; and

          (c)   comply, in all material respects, with all Laws applicable to the business and operations of the Company, and as soon as practicable following receipt thereof to give Parent copies of any written notice or summaries of any oral notice directed to the Company by any Governmental Authority alleging with specificity any violation by the Company of any such Law.

        SECTION 3.3    CERTAIN RESTRICTIONS.    Without the express written consent of Parent, the Company will refrain from:

          (a)   amending its certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such corporation;

          (b)   authorizing, issuing, selling or otherwise disposing of any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company, or modifying or amending any right of any holder of outstanding shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company, except for issuances of shares of capital stock upon the exercise of Options outstanding on the date hereof;

          (c)   declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company not wholly owned by the Company;

          (d)   except for any payments or transactions permitted or required by the terms of this Agreement or the Transaction Documents and except as set forth on Schedule 5.28 of the Disclosure Schedule, paying or otherwise distributing any funds to Shareholders;

          (e)   acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on any assets and properties, other than in the ordinary course of business consistent with past practice, or on any Capital Stock;

          (f)    (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Permit or Contract of the Company, except in the ordinary course of business consistent with past practice, or (ii) granting any irrevocable powers of attorney;

          (g)   violating, breaching or defaulting in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Permit or Contract of the Company;

          (h)   (i) incurring any Indebtedness, or (ii) voluntarily purchasing, canceling or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company under, any Indebtedness owing to the Company (other than in the ordinary course of business);

          (i)    engaging with any Person in any merger, consolidation or similar transaction, sale, disposition or other transfer of ten percent (10%) or more, in the aggregate, of the assets of the Company, or any transaction which is similar in form, substance, purpose or effect to any of the foregoing;

          (j)    making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets other than in the ordinary course of business;

          (k)   making any change in the lines of business in which the Company participate or are engaged;

          (l)    writing off or writing down any of their assets and properties outside the ordinary course of business consistent with past practice;

          (m)  other than in the ordinary course of business, entering into, amending, modifying or terminating (partially or completely), any Contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed in Schedule 5.8(a); or

          (n)   entering into any agreement to do or engage in any of the foregoing.

        SECTION 3.4    MONTHLY FINANCIAL STATEMENTS; REPORTS.

          (a)   As promptly as practicable and in any event no later than ten (10) Business Days after the end of each calendar month ending after the date hereof and before the Closing Date, the Company will deliver to Parent true and complete copies of the unaudited consolidated balance sheet, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows of the Company, in each case, as of the end of and for each such calendar month, which financial statements shall be prepared in accordance with GAAP, consistently applied.

          (b)   As promptly as commercially reasonable, the Company will deliver to Parent true and complete copies of such other financial statements, reports and analyses as may be prepared or received by the Company relating to the business or operations of the Company or as Parent may otherwise reasonably request; provided, that, the Company shall not be required to provide to Parent any financial statements, reports or analyses that Parent may otherwise request that the Company does not prepare in the ordinary course consistent with past practice.

        SECTION 3.5    EMPLOYEE MATTERS.

          (a)   Except as may be required by Law, the Company will refrain from directly or indirectly:

              (i)  making any representation or promise, oral or written, to any officer, employee or consultant of the Company concerning any Employee Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Employee Benefit Plan;

             (ii)  making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company except in the ordinary course of business consistent with past practice; or

            (iii)  adopting, entering into, amending, modifying or terminating (partially or completely) any Employee Benefit Plan except to the extent required by applicable Law and provided Parent consents in writing, or as provided in this Agreement.

          (b)   The Company will administer each Employee Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. The Company will promptly notify Parent in writing of each receipt by the Company (and furnish Parent with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Employee Benefit Plan.

          (c)   Parent will not take into consideration as a liability of the Company in calculating the Stipulated Closing Date Net Book Value one week of vacation pay for each employee of the Company that is accrued as of the Effective Time.

        SECTION 3.6    AFFILIATE TRANSACTIONS.    Immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between any Shareholder, any officer, director or Affiliate or Employee of any Shareholder or any Affiliate of any of the foregoing (other than the Company), on the one hand, and the Company, on the other hand, will be paid in full. Prior to the Closing and except as set forth in Schedule 5.28 of the Disclosure Schedule, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction which is outside the ordinary course of business consistent with past practice, or which is not on an arm's-length basis, with any Shareholder or any such officer, director or Affiliate. This Section 3.6 shall not affect the lease of the Leased Real Property dated April 28, 2000 (the "WWR Lease")between the Company and WWR Holdings LLC, a California limited liability company ("WWR").

        SECTION 3.7    REGULATORY AND OTHER APPROVALS.    The Company will (a) take all commercially reasonable steps necessary and proceed in good faith to (i) obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of the Company to consummate the transactions contemplated hereby and by the Transaction Documents, and (ii) maintain all material Contracts and Permits in full force and effect (subject to the terms of this Agreement) upon the consummation of the transactions contemplated hereby and by the Transaction Documents, (b) provide such other reasonable information and communications to such Governmental Authorities or other Persons as Parent or such Governmental Authorities or other Persons may reasonably request, and (c) at Parent's expense, cooperate with Parent as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of Parent to consummate the transactions contemplated hereby and by the Transaction Documents. The Company will provide prompt notification to Parent when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will notify Parent of any communications (and, unless precluded by Law or by third-party agreement, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

        SECTION 3.8    CONFIDENTIAL INFORMATION.    From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable law or by legal or regulatory process, the Company shall continue its past practices with respect to maintaining the secrecy of and exclusive Company benefit from all confidential matters relating to the Company or the Business; provided, however, that the foregoing shall not preclude the Company from engaging in any communications with its legal or financial advisors, on any matters relating to or arising from the transactions contemplated by this Agreement and the Transaction Documents.

        SECTION 3.9    TRANSFER TAXES.    Any transfer, documentary, sales, or use taxes assessed upon or with respect to Merger and any recording or filing fees with respect thereto shall be borne by Parent.

        SECTION 3.10    NOTICE AND CURE.    The Company will notify Parent promptly in writing of, and contemporaneously will provide Parent with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement. The Company also will notify Parent promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 3.10 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained in Section 7.1, but, if Parent closes the Merger after receipt of such notice, Parent shall have no right to seek indemnity under Article IX with respect to the matter disclosed in such notice.

ARTICLE IV
OTHER AGREEMENTS AND COVENANTS OF PARENT

        Parent covenants and agrees with the Company that, at all times from and after the date hereof until the Closing (or for such additional period of time from and after the Closing if, but only if, the express terms of such covenant or provision so require), Parent will comply with all covenants and provisions of this Article IV, except to the extent the Company may otherwise consent in writing.

        SECTION 4.1    REGULATORY AND OTHER APPROVALS.    Parent will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Parent to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as the Company or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with the Company as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the Company to consummate the transactions contemplated hereby and by the Transaction Documents. Parent will provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will notify the Company of any communications (and, unless precluded by Law or by third-party agreement, provide copies of any such communications that are in writing) with any

Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

        SECTION 4.2    NOTICE AND CURE.    Parent will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent contained in this Agreement. Parent also will notify the Company promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 4.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained in Section 7.2, but if the Shareholders close the Merger after receipt of such notice the Shareholders shall have no right to seek indemnity under Article IX with respect to the matter disclosed in such notice.

        SECTION 4.3    ACCESS TO INFORMATION.    After the Closing Date and upon reasonable advance notice, Parent will give, or cause to be given, to the Shareholders and their representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents relating to the Company in the possession or control of Parent, including the books and records of the Company, and at the expense of a requesting Shareholder, copies of the foregoing, as is necessary to allow the Shareholders to obtain information in connection with the preparation and any audit of any tax returns, any claims, demands, other audits, suits, actions or proceedings by or against the Shareholders, or for any other reasonable purpose, other than, in each case, in connection with any matter with respect to which Parent are adverse to or have a conflict of interest with, any Shareholder; provided, that, in the event that any litigation is pending between the Parties, Parent shall not be required to perform its obligations under this Section 4.4 except with respect to any matter that is not germane to the subject matter of the litigation.

        SECTION 4.4    EMPLOYEE TRANSITION MATTERS.

          (a)   From and after the Closing Date, through December 31, 2007, Parent shall cause the surviving corporation to keep in place the employee benefit plans maintained by the Company immediately before the Closing. Thereafter, Parent shall, or shall cause the Surviving Corporation, to use commercially reasonable efforts to provide coverage under employee benefit plans maintained by Parent or Surviving Corporation to the Company's employees who remain employed on the Closing Date. To the extent commercially reasonable and permitted under applicable Law, Parent will endeavor to have (i) deductibles paid by such continuing employees while employed by the Company recognized by Parent's provider, and (ii) the provider waive any waiting periods, pre-existing conditions and comparable requirements.

          (b)   Parent shall either continue in place the Company's retirement plan or permit the Company's employees who remain employed on the Closing Date to transfer their account balances under the Company's retirement plan to a retirement plan maintained by Parent or the Surviving Corporation to the extent permitted by the terms of the plans and applicable law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement and except as set forth in any amendment, revision or restatement of such Disclosure Schedule which is delivered to Parent at or prior to the Closing, the Company represents and warrants to Parent as follows:

        SECTION 5.1    ORGANIZATION, STANDING AND AUTHORITY.

          (a)   The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. True, complete and correct copies of the Company's Articles of Incorporation and Bylaws have been delivered to Parent and such Articles of Incorporation and Bylaws are in full force and effect. The Company has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a Material Adverse Effect on the business, financial condition or operations of such company, which jurisdictions are listed opposite such company's name on Schedule 5.1(a) of the Disclosure Schedule.

          (b)   The Company does not have any Subsidiary.

          (c)   The name of each director and officer of the Company is set forth opposite the position held by same, on Schedule 5.1(c) of the Disclosure Schedule.

        SECTION 5.2    AUTHORIZATION.

          (a)   The Company has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of the Company, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

          (b)   This Agreement has been, and each of the Transaction Documents to be executed and delivered by or on behalf of the Company will be, duly executed and delivered by the Company and constitutes or, in the case of the Transaction Documents, will constitute when so executed and delivered, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of contractual rights generally, and statutes, rules or procedures and applicable case law limiting the availability or prescribing the procedural requirements for the exercise of remedies.

        SECTION 5.3    CAPITALIZATION AND OWNERSHIP.

          (a)   Schedule 5.3(a) of the Disclosure Schedule sets forth the authorized and issued and outstanding capital stock of the Company, the outstanding Options and Warrants (both vested and unvested) for Company Capital Stock, and the ownership interest of each Shareholder in the Company. All shares of issued and outstanding capital stock of the Company have been duly and validly issued, were issued in compliance with all applicable federal and state securities laws, and are fully paid and non-assessable. Except as set forth on Schedule 5.3(a) of the Disclosure Schedule, all shares of capital stock of the Company have been issued without any options, warrants, rights, calls or other preemptive rights with respect to additional shares of capital stock. Except as set forth on Schedule 5.3(a) of the Disclosure Schedule, no Options, Warrants, preemptive or other rights to acquire any shares of Company Capital Stock or any debt or equity interest in the Company have been issued or are outstanding. Any Options have been granted or issued at fair market value, as determined by the Company's Board of Directors at the date of grant or issuance using the reasonable application of a reasonable valuation method. All Options and Warrants of the Company, if any, if not exercised prior to the Closing Date, will be terminated as of the Closing Date without any further liabilities to Parent, Merger Sub, or the Company.

          (b)   Except as set forth on Schedule 5.3(b) of the Disclosure Schedule, the Company is not a party or subject to any agreement or understanding and (other than voting agreements entered into in connection with this Agreement) there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting of any securities of the Company by any Shareholder, director or officer of the Company. The Company has no contractual or other obligation to register under the securities laws of any jurisdiction any of its presently outstanding securities or any of its securities that may hereafter be issued.

          (c)   Except as set forth on Schedule 5.3(c) of the Disclosure Schedule, the Company is not a party or subject to any agreement that grants any rights of refusal, rights of first offer, co-sale or tag-along rights, drag-along rights, registration rights or similar rights with respect to Company Capital Stock.

          (d)   Each Shareholder is, or on the Closing Date will be, the record owner of the equity interests indicated in Schedule 5.3(a) of the Disclosure Schedule as owned by such Shareholder (or to be owned as of the Closing Date). Except as set forth in Schedule 5.3(a) of the Disclosure Schedule, to the knowledge of the Company there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Capital Stock held by any Shareholder.

        SECTION 5.4    NO CONFLICTS.    Except as set forth on Schedule 5.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Transaction Documents by the Company nor the performance by the Company of the transactions contemplated hereby or thereby will:

          (a)   violate or conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;

          (b)   violate any Law;

          (c)   constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which the Company is a party or by which the properties or assets of any of the foregoing are bound;

          (d)   constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which the Company is a party or by which the properties or assets of any the Company are bound;

          (e)   result in the creation or imposition of any Lien upon the Company Capital Stock or the assets of the Company; or

          (f)    require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

        SECTION 5.5    FINANCIAL STATEMENTS.    Schedule 5.5 of the Disclosure Schedule contains the following financial statements of the Company (collectively, the "Financial Statements"):

          (a)   The balance sheet of the Company as of December 31, 2006, and the related statements of income, shareholders' equity and cash flows for the year then ended (collectively, the "2006 Financial Statements");

          (b)   The balance sheets of the Company as of December 31, 2005 and as of December 31, 2004, and the related statements of income, shareholders' equity and cash flows for the years then ended; and

          (c)   A balance sheet of the Company as of September 30, 2007 (the "Latest Balance Sheet Date") and the related statements of income, changes in shareholders' equity, and cash flow for the nine (9) months then ended (the "Interim Financial Statements"), including in each case, the notes thereto, if any.

        The Financial Statements are complete and correct in all material respects, are consistent with the Books and Records, and, other than as set forth on Schedule 5.5 of the Disclosure Schedule, fairly present, in all material respects, the financial condition, assets and liabilities of the Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP (except as may be indicated in the notes thereto and in the case of the Interim Financial Statements, subject to normal year-end adjustments and the absence of footnote disclosure). Since the Latest Balance Sheet Date there has been no change in the Company's polices on reserves or accrual amounts.

        SECTION 5.6    ABSENCE OF UNDISCLOSED LIABILITIES.

          (a)   The Company does not have any material Liabilities, whether due or to become due (other than the obligation to provide services under contracts with its customers), arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or conditions existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), including, without limitation, Liabilities on account of Taxes or Employee Benefit Plans, or in respect thereof, except as and to the extent clearly and accurately reflected and accrued for or reserved against in, the 2006 Financial Statements and on the Latest Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement, or a claim or lawsuit, or an environmental liability), except to the extent set forth on Schedule 5.6(a) of the Disclosure Schedule.

          (b)   Except as set forth on Schedule 5.6(b) of the Disclosure Schedule, the Company does not have any Liabilities to any Affiliate.

        SECTION 5.7    TANGIBLE PERSONAL PROPERTY.    Except as set forth in Schedule 5.7 of the Disclosure Schedule:

          (a)    Title.    The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property (including, without limitation, all fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, office, operating and other supplies, parts, furniture, and other tangible personal property of the Company) used in the conduct of the Business by the Company as presently conducted, including all tangible personal property reflected on the balance sheet included in the 2006 Financial Statements and as of the Latest Balance Sheet Date, and tangible personal property acquired since the Latest Balance Sheet Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens. No Person other than the Company owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.

          (b)    Condition.    All of the assets of the Company are in good condition and repair consistent with industry standards (ordinary wear and tear excepted), and are useable in the ordinary course of business. Except for tangible personal property having a fair market value of less than $10,000, Schedule 5.7(b) of the Disclosure Schedule includes all of the fixed assets of each of the Company, and each item of tangible personal property owned by the Company and the location thereof. Schedule 5.7(b) of the Disclosure Schedule lists all leases of tangible personal property to which the Company is a party or is bound, and the lessee and location of such leased tangible personal property.

        SECTION 5.8    CONTRACTS.    Schedule 5.8(a) of the Disclosure Schedule is a correct and complete list of each material Contract of the Company, including but not limited to, all Contracts that require the Company to pay, or entitle the Company to receive, in the aggregate, $10,000 or more during any twelve (12) month period, all Contracts that restrict any of the Company's business activity anywhere in the world, and all Contracts that are not terminable by the Company upon not more than thirty (30) days' prior notice without penalty or payment (each a "Material Contract"). Correct and complete copies of the Material Contracts listed on Schedule 5.8(a) of the Disclosure Schedule have previously been furnished or made available to Parent, excluding purchase orders or sales of products in the ordinary course of business on customary terms valued at less than $10,000 in the aggregate and terminable without penalty upon notice of thirty (30) days or less, all material terms and provisions of each oral Contract of the Company are described on Schedule 5.8(a) of the Disclosure Schedule. Except as set forth on Schedule 5.8(b) of the Disclosure Schedule, the Company is not in default and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Company under any Material Contract and, to the knowledge of the Company, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract. Each of the Material Contracts of the Company is in full force and effect, is valid and enforceable in accordance with its terms, and, to the knowledge of the Company, is not subject to any claims, charges, set-offs or defenses. Except as set forth on Schedule 5.8(c), all of the Material Contracts of the Company will continue in full force and effect without any change or modification resulting from the consummation of the transactions contemplated by this Agreement, without the necessity of obtaining any consent, approval, novation or waiver of any third party. Except as set forth on Schedule 5.8(d) of the Disclosure Schedule, the Company is not a party to, or bound by the provisions of, any Material Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) that remains executory in whole or in part with any Federal, state, local or foreign Governmental Authority or governmental body. Except as set forth on Schedule 5.8(e) of the Disclosure Schedule, no Material Contract of the Company is required to be treated as a capital lease by GAAP.

        SECTION 5.9    REAL PROPERTY.    No real property is owned by the Company. Schedule 5.9 of the Disclosure Schedule lists all real property used or held for use by the Company which is leased by the Company from third parties (the "Leased Real Property"), and indicates the addresses and the owners of the Leased Real Property. The Company is the sole legal and equitable holder of the leasehold interest it holds in the Leased Real Property and possesses a valid leasehold interest thereto, free and clear of all Liens (other than Permitted Liens) that could impair the ability of the Company to realize the benefits of the rights provided to it under any lease, and the right to quiet enjoyment of such Leased Real Property. Accurate and complete copies of all existing lease agreements with respect to the Leased Real Property as of the Closing Date have heretofore been delivered to Parent. The Company has not exercised any option to purchase any parcel of Leased Real Property. The Leased Real Property constitutes the only real property used or occupied by the Company in the conduct of the Business. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Leased Real Property, or any options or rights of first refusal with respect thereto. Other than as set forth on Schedule 5.9 of the Disclosure Schedule, there are no parties (other than the Company) in possession of the Leased Real Property and the Company enjoys peaceful and undisturbed possession of the Leased Real Property, subject to the terms and conditions of the leases set forth on Schedule 5.9 of the Disclosure Schedule. To the knowledge of the Company, within the last twelve (12) months, no notice from any Governmental Authority has been received by the Company or has been served upon the Leased Real Property requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Leased Real Property. To the knowledge of the Company, no notice has been received by the Company or has been served upon the Real Property stating that, and the Company has no knowledge that, the buildings and improvements on the Leased Real Property, or the Business as presently conducted thereon by the Company, are not in compliance with any applicable Law.

        SECTION 5.10    LITIGATION.    Except as set forth in Schedule 5.10 of the Disclosure Schedule, there is no suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the knowledge of the Company, threatened against the Company (or pending or, to the knowledge of the Company, threatened against any of the current or former officers, directors or employees of the Company with respect to their service as an officer, director or employee of the Company) before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the knowledge of the Company, is there any reasonable basis for any such action, proceeding or investigation. Except as set forth in Schedule 5.10 of the Disclosure Schedule, the Company (a) is not subject to any judgment, order or decree of any court or governmental agency; (b) is not engaged in any legal action in which a claim has been filed to recover monies due it or for damages sustained by it; or (c) has not received any opinion or memorandum or legal advice from counsel to the effect that it is exposed, from a legal standpoint, to any Liability which may be material to its business. Schedule 5.10 of the Disclosure Schedule, also sets forth a complete and correct list and description of all material claims, suits, actions, proceedings and investigations made, filed or otherwise initiated in connection with the Company which have been resolved in the past two (2) years and the resolution thereof.

        SECTION 5.11    COMPLIANCE WITH APPLICABLE LAWS.    The Company (a) is not, or has not been in the past five (5) years, in violation of any Law the violation of which would have a Material Adverse Effect the conduct, ownership, use, occupancy or operation of the Business or assets, including, without limitation, regarding any alleged failure to possess any material, license, Permit, authorization or other approval, (b) the Company has not received notice of any such material violation, and (c) no facts or circumstances exist which would reasonably be expected to cause the Company to be in any such material violation in the future, except as set forth on Schedule 5.11 of the Disclosure Schedule.

        SECTION 5.12    INTELLECTUAL PROPERTY.    Schedule 5.12 of the Disclosure Schedule contains a complete and correct list of all patents, patent applications, patent disclosures, registered and unregistered trademarks, registered service marks, registered and unregistered trade names and corporate names, domain names and websites, registered copyrights, and registrations, applications and renewals for any of the foregoing, and software (other than "off-the-shelf" commercial software), which are owned or licensed by the Company, including all registration numbers and dates and jurisdictions of registrations, if applicable, all licenses and other rights granted from or to any third party with respect to any Intellectual Property. Except as set forth on Schedule 5.12 of the Disclosure Schedule, (a) the Company owns and possesses all right, title and interest in and to, or has a valid license to use, all of the intellectual property and proprietary rights and information necessary for the operation of the Business as presently conducted by the Company; (b) each item of Intellectual Property owned or used by the Company prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing; (c) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been asserted against the Company or, to the knowledge of the Company, is threatened, and, to the knowledge of the Company, there is no reasonable basis for any such claim; (d) the Company has not received any notices of, nor does the Company have knowledge of any reasonable basis for, an allegation of any infringement or misappropriation by, any third party with respect to any Intellectual Property, nor has any such Person received any claims of infringement or misappropriation of any intellectual property of any third party; (e) to the knowledge of the Company, the Company has not infringed, misappropriated or otherwise violated any intellectual property of any third parties; (f) to the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Intellectual Property; (g) except as set forth on Section 5.12 the Company is not required to pay any fee, royalty or other compensation for the use of any third party intellectual property; and (h) the Company has not granted any exclusive right with respect to any Intellectual Property. All Intellectual Property owned by the Company was created by employees of the Company within the scope of their employment, or by independent contractors who have assigned all of their rights in such Intellectual Property to the Company pursuant to written agreements.

        SECTION 5.13    CONDUCT OF BUSINESS.    Except as set forth on Schedule 5.13 of the Disclosure Schedule, since December 31, 2006, the Business of the Company has been conducted only in the ordinary course of business consistent with past custom and practice, and the Company has not incurred any liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no Material Adverse Effect on the Business (other than those affecting the economy generally or the Company's industry in particular), or the condition (financial or otherwise), assets, operations, operating results, employees or customer relations of the Company, and no event has occurred that could reasonably be expected to have such an effect. Without limiting the generality of the foregoing and except as set forth on Schedule 5.13 of the Disclosure Schedule, since December 31, 2006, the Company has not, except in the ordinary course of business consistent with past practice:

          (a)   sold, assigned or transferred any material asset except for the sale of products in the ordinary course of business, or mortgaged, pledged or subjected any material asset or the Leased Real Property to any Lien (other than Permitted Liens), charge or other restriction;

          (b)   sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits, any Intellectual Property or other material intangible assets, or disclosed any material proprietary confidential information to any Person other than as set forth on Schedule 5.13 of the Disclosure Schedule, granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;

          (c)   made or granted any increase in the compensation of any employee, or amended or terminated any existing employee plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan, or adopted any new Employee Benefit Plan other than in the ordinary course of business consistent with past practice;

          (d)   conducted its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) and maintained the Books and Records other than in the usual and ordinary course of business consistent with past practice;

          (e)   made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or Affiliates, or paid or otherwise distributed funds to the Company or any Affiliate thereof in an amount in excess of $25,000 in the aggregate;

          (f)    suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

          (g)   changed any pricing, investment, financial reporting, inventory, credit, allowance, material Tax election, material Tax accounting method or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting or Tax purposes, or its fiscal year;

          (h)   declared, set aside or paid any dividend or distribution of cash, capital stock or other property to any shareholder or purchased, redeemed or otherwise acquired any shares of its capital stock, made any other payments to any shareholder or issued any capital stock or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest;

          (i)    entered into any other material transaction including but not limited to any merger, acquisition, joint venture, partnership or incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the ordinary course of business consistent with past practice), or formed any other new arrangement for the operation of the Business, other than in the ordinary course of business consistent with past practice;

          (j)    amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation), or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or

          (k)   committed to any of the foregoing.

        SECTION 5.14    ABSENCE OF QUESTIONABLE PAYMENTS.    To the knowledge of the Company, the Company has not, and none of its respective directors, officers, agents, employees, Affiliates or any other persons acting on their respective behalf has: (a) used or committed to use in violation of any applicable provincial, foreign, federal or state law any corporate funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (b) to the Company's knowledge accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been recorded in the Books and Records as required by GAAP.

        SECTION 5.15    INSURANCE.    Schedule 5.15 of the Disclosure Schedule is a correct and complete list including policy numbers, carriers, amounts of coverage and expiration dates, of all insurance policies (with respect to liability, property, workers' compensation, directors' and officers' liability or otherwise) of the Company, correct and complete copies of which policies have previously been delivered to Parent. Such policies are valid, binding and in full force and effect, and the Company is not in default thereunder. Schedule 5.15 of the Disclosure Schedule also contains a list of all pending claims filed by the Company with any insurance company and any instances within the previous five (5) years of a denial of coverage of the Company by any insurance company.

        SECTION 5.16    PERMITS.    The Company holds all material Permits and approvals of Governmental Authorities necessary or desirable for its current conduct, ownership, use, occupancy or operation of its assets, the Business and the Leased Real Property. Except as set forth on Schedule 5.16 of the Disclosure Schedule, upon the Closing, the Company and Parent will hold or will be able to obtain without undue expense or delay all material Permits and approvals of Governmental Authorities necessary or desirable for the current conduct, ownership, use or operation of the Company's assets, the Business and the Leased Real Property. Except as set forth on Schedule 5.16 of the Disclosure Schedule, the Company is and has been in the five (5) years immediately prior to the date hereof in compliance with all material Permits and approvals. None of the Permits or approvals will require the consent, approval, novation or waiver of, or giving of notice to, any governmental entity or other third party in connection with the consummation of the transactions contemplated by this Agreement, and all such Permits and approvals will continue in full force and effect without any change or modification thereto after such consummation.

        SECTION 5.17    EMPLOYEE BENEFIT PLANS.

          (a)   Schedule 5.17(a) sets forth, a complete list of (i) all "employee pension benefit plans" as defined in Section 3(2) of ERISA which the Company or any predecessor that operated the Business of the Company has maintained, made contributions to, or with respect to which has or had any other liability (contingent or otherwise), and (ii) all Employee Benefit Plans other than "employee pension benefit plans" as defined in Section 3(2) of ERISA which the Company or any predecessor that operated the Business of the Company has maintained, made contributions to, or with respect to which has or had any other liability (contingent or otherwise) at any time during the five (5) years prior to the date hereof. Except for the Employee Benefit Plans of the Company described on Schedule 5.17(a), the Company has no liability or potential liability for any Employee Benefit Plan maintained or contributed to by a current or former Company Plan Affiliate.

          (b)   The Company has delivered or made available to Parent complete copies of (i) each written Employee Benefit Plan currently maintained by the Company, as amended to the Closing, together with audited financial statements and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan, and any applicable service agreements; (iii) the most recent and any other determination letter, ruling or notice issued by or filed with any Governmental Authority with respect to such plan; (iv) the Form 5500 Annual Report and any PBGC Form 1 for the three (3) most recent plan years; (v) the most recent summary plan description or summary of modifications; and (vi) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials. A description of any unwritten Employee Benefit Plans of the Company, including a description of any material terms of such plan, is set forth in Schedule 5.17(a). Schedule 5.17(a) also sets forth a complete and accurate description, in all material respects, of the Company's severance practices and lists all employment agreements containing severance provisions. The 401(k) Plan is the only Employee Benefit Plan at any time sponsored or maintained by the Company that is or was intended to be a "qualified plan" under Section 401(a) of the Code. The Company is entitled to rely on an opinion or advisory letter issued by IRS with respect to the qualified status of the 401(k) Plan documents in accordance with IRS Announcement 2001-77. No act or omission has occurred with respect to the 401(k) Plan that could negatively affect the qualified status of the 401(k) Plan.

          (c)   Other than as set forth on Schedule 5.17(c), each Employee Benefit Plan of the Company has been in material compliance and currently complies in all material respects in form and in operation in all respects with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance with its terms, and the Company has complied in all material respects with all applicable Law relating to such Employee Benefit Plans. No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan of the Company that could subject the Company to any material fine, penalty or tax imposed under any applicable Law.

          (d)   Neither the Company nor any predecessor that operated the Business of the Company or any Company Plan Affiliate has at any time participated in or made contributions to or had any other liability with respect to, a plan which is a "multiemployer plan" as defined in Section 4001 of ERISA or Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Code Section 413(c), a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, a plan which is subject to Title IV of ERISA, or a plan or arrangement applicable to employees located outside the United States.

          (e)   There are no actions, suits, investigations or claims pending or, actually threatened with respect to any Employee Benefit Plan of the Company, or the assets thereof (other than routine claims for benefits). To the knowledge of the Company, there are no facts which could give rise to any material liability, action, suit, investigation or claim relating to any Employee Benefit Plan of the Company.

          (f)    Except to the extent not reasonably likely to result in material Liability to the Company, with respect to any Employee Benefit Plan of the Company: (i) there has been no non-exempt "prohibited transaction," as defined in ERISA and the Code, (ii) no Person has breached any fiduciary obligation, and (iii) no Person otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.

          (g)   Except for benefits that do not extend beyond the end of the month of termination of employment under the Company's fully-insured group health plan(s), no Employee Benefit Plan of the Company provides, at the expense of the Company, medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company, or the spouses or dependents of any of the foregoing, except for coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and similar state law; provided that beneficiaries/covered individuals pay the applicable premiums.

          (h)   Schedule 5.17(h) contains a complete and accurate list of all Employee Benefit Plans and any other arrangements that will result in any payment, acceleration, vesting or increase in benefits, or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment and not otherwise contemplated by this Agreement. The Company has no obligation to make "parachute payments," within the meaning of Code Section 280G(b)(2), that are "contingent," within the meaning of such Code Section and the Treasury Regulations promulgated thereunder, on the consummation of the transactions contemplated by this Agreement.

          (i)    Each Employee Benefit Plan of the Company can be amended, terminated or otherwise discontinued at any time in accordance with its terms without material liability to the Company. The Company is in good faith compliance with Code Section 409A.

        SECTION 5.18    AFFILIATE TRANSACTIONS.    Except (a) for customer relationships conducted on an ordinary arm's-length basis and (b) as set forth in Schedule 5.18 of the Disclosure Schedule and except for the WWR Lease and the Company's guaranty of Indebtedness of WWR, neither the Company nor any Affiliate of the Company, has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any supplier or customer of the Company, or in any Person from whom or to whom the Company has leased any real or personal property, except for transfers of cash, property or rights arising in the ordinary course pursuant to and in accordance with the terms of any employment or consulting agreements, complete and correct copies of which have previously been delivered to Parent, or the terms of which have been disclosed in the Disclosure Schedule. Schedule 5.18 of the Disclosure Schedule sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the benefit of the Company or any Affiliate or former Affiliate of the Company ("Affiliate Transactions") during the period commencing January 1, 2007 through the date hereof, and any existing commitments of the Company to engage in the future in any Affiliate Transactions.

        SECTION 5.19    HEALTH, SAFETY AND ENVIRONMENT.

          (a)    Compliance; Permits.    Except as set forth on Schedule 5.19(a) of the Disclosure Schedule, (i) the Company is and at all times has been in compliance with all material Environmental and Safety Requirements applicable to their respective assets, the Business, the Leased Real Property and any facilities and operations thereon; (ii) the Company possesses all material Permits required under applicable Environmental and Safety Requirements and relating to their respective assets, the Business, the Leased Real Property and facilities and operations thereon; and (iii) the Company is and at all times has been in material compliance in respects with all requirements or conditions imposed under such material Permits.

          (b)    No Hazardous Materials; No Releases.    Other than as set forth on Schedule 5.19(b) of the Disclosure Schedule, except in compliance with all applicable Environmental and Safety Requirements, (i) to the knowledge of the Company, there are no Hazardous Materials on, in or under, or emanating from the Leased Real Property or any facilities or operations thereon; (ii) the Company has not generated, manufactured, refined, or, to its knowledge, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Material at the Leased Real Property; and (iii) to the knowledge of the Company, there has been no Release of any Hazardous Material at, migrating onto or under, or emanating from the Leased Real Property.

          (c)    No Other Conditions or Liabilities.    Except as set forth on Schedule 5.19(c) of the Disclosure Schedule, to the knowledge of the Company, no conditions exist or have existed with respect to the Company, or its assets, the Business, the Leased Real Property or any facilities or operations thereon and no events or activities have occurred with respect to its assets, the Business, the Leased Real Property or any facilities or operations thereon which could reasonably be expected to interfere in any respect with or prevent continued compliance in all material respects with applicable Environmental and Safety Requirements, give rise to any common law or statutory Liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company, its assets, the Business, the Leased Real Property or any facilities or operations thereon relating to environmental conditions at or resulting from its assets, the Business, the Leased Real Property or any facilities or operations thereon.

        SECTION 5.20    EMPLOYEES; SALARIES; PERSONNEL AGREEMENTS, PLANS AND ARRANGEMENTS.

          (a)   Schedule 5.20(a) of the Disclosure Schedule contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on an hourly basis, and (iii) the names and total annual compensation for all independent contractors who render material services on a regular basis to the Company. Except as set forth in Schedule 5.20(a) of the Disclosure Schedule, or in the ordinary course of business, no person listed thereon has received any bonus or increase in compensation since the December 31, 2006, nor since that date has there been any promise to the employees listed on Schedule 5.20(a) of the Disclosure Schedule orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the past compensation practices of the Company, and obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of the Company. Except as provided in Schedule 5.20(a) of the Disclosure Schedule, the Company has no knowledge that any employee of the Company as of the date hereof intends to resign because of the consummation of the transactions contemplated by this Agreement.

          (b)   Except as listed on Schedules 5.17(a) or 5.20(b) of the Disclosure Schedule, the Company is not a party to or obligated with respect to any (a) outstanding material contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. Correct and complete copies of all such documents previously have been furnished or made available to Parent. Except as set forth in Schedule 5.20(b) of the Disclosure

  Schedule, no strike, picketing, work stoppage, work slow down, union organizational activity, notice to bargain, allegation, charge or complaint of unfair labor practice, or, to the knowledge of the Company, employment discrimination or sexual harassment or other similar occurrence has occurred within the past five (5) years. The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes (unless such taxes are reserved for on the Financial Statements) relating to the Company. Except as set forth on Schedule 5.20(b) of the Disclosure Schedule, there are no administrative charges or court complaints pending or, to the knowledge of the Company, threatened in connection with the Company before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

          (c)   Schedule 5.20(c) of the Disclosure Schedule contains a true, complete and correct list of all employee and other fringe benefits and other compensation provided by the Company to the officers and directors of the Company, other than employee and other fringe benefits (i) provided to all employees of the Company, or (ii) otherwise provided under arrangements identified on Schedule 5.17(a).

        SECTION 5.21    WORKERS COMPENSATION.    Schedule 5.21 of the Disclosure Schedule sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or any Company Plan Affiliate currently pending, and the extent of any specific accrual on or reserve therefor set forth on Financial Statements, for (a) costs, expenses and other liabilities under any workers compensation Laws, requirements or programs and (b) any other medical costs and expenses. Except as listed on Schedule 5.21, no employees of the Company are currently on leave due to work related illnesses or injuries.

        SECTION 5.22    TAXES.    Except as set forth on Schedule 5.22 of the Disclosure Schedule or reserved for on the Financial Statements, all Taxes due and payable by the Company, including, but not limited to, Taxes for which it may be liable by virtue of having been a member of any Affiliated Group, have been paid in full. The liability for Taxes of the Company reflected in the Financial Statements is sufficient in all material respects to provide for all material interest, penalties, assessments or deficiencies (in each case, relating to Taxes) which were due and unpaid as of the ending date of the periods covered by such Financial Statements and the appropriate accrual (in accordance with GAAP) for other material unpaid Taxes not yet due as of such dates. All material Tax Returns that were required to have been filed by the Company have been filed in a timely manner and such returns were complete and correct in all material respects. Any deficiencies proposed in writing as a result of any governmental audits have been paid or settled, and there are no present disputes as to material Taxes payable by the Company. There are no unexpired waivers of any statute of limitations with respect to any Taxes by the Company, and the Company is not a party to any audit or other action or proceedings by any Governmental Authority for the collection or assessment of Taxes. The Company has timely withheld and paid all material Taxes required to be paid or owing with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party. The Company is not a party to or bound by any tax sharing agreement that will have continuing effect after the Closing Date. The Company is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. The Company has not been a party to a reportable transaction under the meaning of Treasury Reg. 1.6011-4. Other than with respect to Taxes incurred in the ordinary course of business, the Company has no liability for Taxes incurred since the date of the Financial Statements.

        SECTION 5.23    ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

          (a)   All accounts receivable of the Company reflected on the balance sheets included in the Financial Statements, and all accounts receivable arising subsequent to the date of the Latest Balance Sheet Date, represent sales actually made or services actually performed in the ordinary course of business or legal, valid and binding claims against the respective debtors as to which full performance has been rendered. Unless paid or written off in the ordinary course of business in accordance with past practice prior to the Closing Date, such accounts receivable will be as of the Closing Date collectible consistent with the Company's past collection practice net or respective reserves against such accounts receivable for returns, allowances, charge backs and bad debts, which such reserves are commercially reasonable and have been determined in accordance with GAAP. Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the knowledge of the Company, threatened. Schedule 5.23 of the Disclosure Statement sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of accounts receivable of the Company. Except as disclosed on Schedule 5.23 of the Disclosure Schedule, all steps reasonably necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company, as the case may be, a perfected security interest in the related collateral, have been taken.

          (b)   The accounts payable of the Company reflected on the balance sheets included in the Financial Statements, and all accounts payable arising subsequent to the Latest Balance Sheet Date, arose or will arise from bona fide transactions in the ordinary course of business. The accrued liabilities of the Company have been incurred in the ordinary course of business consistent with past practice.

        SECTION 5.24    PRODUCT WARRANTIES.    Except as set forth on Schedule 5.24 of the Disclosure Schedule, all products designed, produced, licensed, sold, maintained, serviced or distributed by the Company (the "Products") at any time on or prior to the date hereof, are in material compliance with all express or implied warranties of the Company, as the case may be, and no material liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof (except as may be reflected or reserved for in the Financial Statements). Except as set forth on Schedule 5.24 of the Disclosure Schedule, the Company has not been notified of any claims for and, to the knowledge of the Company, there are no threatened claims for, any product returns, recalls, warranty obligations or product services relating to any of the Products or services provided by the Company.

        SECTION 5.25    CUSTOMERS.

          (a)   Schedule 5.25 of the Disclosure Schedule is a complete list by aggregate dollar value of sales made or services provided within each of the most recently completed fiscal year and the current fiscal year-to-date of the Company, to each customer of the Company whose annual purchases exceed, in the aggregate, $50,000. Except as set forth on Schedule 5.25, since January 1, 2007, no such customer has canceled or otherwise terminated or materially and adversely modified, or to the knowledge of the Company, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company other than ordinary course expirations and renegotiations. Since January 1, 2007, the Company has not received any notice, nor does the Company have knowledge, that any such customer (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company on account of the transactions contemplated by this Agreement, the Transaction Documents or otherwise, or (ii) is threatened with bankruptcy or insolvency.

          (b)   There is no existing material dispute between the Company, on the one hand, and any material customer, supplier, distributor, representative, agent or other contractor on the other hand. The Company has not granted or agreed to provide any sales, trade or product promotion allowances, rebates or similar product promotions or incentives, and the Company has no liability or obligation with respect to any of the foregoing, except in each case as set forth on Schedule 5.25 of the Disclosure Schedule.

        SECTION 5.26    BANK ACCOUNTS.    Schedule 5.26 of the Disclosure Schedule is a complete and correct list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto.

        SECTION 5.27    BROKERS' OR FINDERS' FEE.    Other than Donaldson Werth & Company, no agent, broker, investment banker, Person or firm acting on behalf of the Company or the Company, or under the authority thereof, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the Parties hereto in connection with any of the transactions contemplated hereby.

        SECTION 5.28    INDEBTEDNESS; EXPENSES.    The Company has no Indebtedness other than as set forth on Schedule 5.28, which schedule sets forth the amounts owing with respect to all Indebtedness of the Company, including any prepayment penalty in connection therewith, and an identification of each lender with respect thereto.

        SECTION 5.29    CORPORATE NAMES; BUSINESS LOCATIONS.    During the past five (5) years, (a) except as set forth on Schedule 5.29 of the Disclosure Schedule, the Company has not been known as or used any fictitious or trade names, and (b) the Company has not had an office or place of business other than as set forth on Schedule 5.29 of the Disclosure Schedule.

        SECTION 5.30    DISCLOSURE.    To the knowledge of the Company, all material facts relating to the Business, the Company, or its assets, condition (financial or otherwise), operations, prospects, employees or customer relations, or the ability of the Company to consummate the transactions contemplated hereby, have been disclosed to Parent in this Agreement or the Transaction Documents. None of the representations and warranties of the Company set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to Parent as contemplated by any provision hereof (including, without limitation, the Transaction Documents), to the knowledge of the Company, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        SECTION 5.31    NO OTHER REPRESENTATIONS OR WARRANTIES.    Except for the representations and warranties contained in this Article V, neither the Company nor any Person acting, or purporting to act, on behalf of the Company has made any representations or warranties to Parent with respect to the execution and delivery of this Agreement, the transactions contemplated hereby, or the Business of the Company, notwithstanding the delivery or disclosure to the Company of any documentation, reports or other information with respect to any one or more of the foregoing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants, to the Company:

        SECTION 6.1    ORGANIZATION.    Parent is duly organized, validly existing and/or in good standing under the laws of the jurisdiction of organization. Parent has full power and authority to carry on its business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Parent is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a Material Adverse Effect on the validity or enforceability of this Agreement or the Transaction Documents.

        SECTION 6.2    AUTHORIZATION.

          (a)   Parent has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Parent of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite action in accordance with applicable law and with their respective organizational documents. Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Parent has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause Parent to perform its obligations hereunder and thereunder.

          (b)   This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligations of Parent, enforceable against it in accordance with its terms. Each of the Transaction Documents to be executed and delivered by or on behalf of Parent will be duly executed and delivered by Parent, and when so executed and delivered, will be the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

        SECTION 6.3    NO CONFLICTS.    Neither the execution and delivery of this Agreement and the Transaction Documents by Parent nor the performance by Parent of the transactions contemplated hereby or thereby will:

          (a)   violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Parent;

          (b)   violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

          (c)   constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which Parent is a party or by which the properties or assets of Parent are bound;

          (d)   constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which Parent is a party or by which the properties or assets of Parent are bound;

          (e)   result in the creation or imposition of any Lien upon the assets of Parent; or

          (f)    require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

        SECTION 6.4    BROKERS' OR FINDERS' FEES.    No agent, broker, investment banker, Person or firm (i) has acted on behalf of Parent or under the authority thereof, in connection with, or (ii) will be entitled to any brokers' or finders' fee or any other commission or similar fee as a result of, any of the transactions contemplated hereby.

        SECTION 6.5    FINANCIAL STATEMENTS.

          (a)   Parent has previously made available to the Company (through the SEC's EDGAR filing system) copies of its Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 (collectively, the "Disclosure Materials") and the financial statements contained therein (collectively, the "Parent Financial Statements"). Subject, in the case of any unaudited Parent Financial Statements, to normal year-end adjustments and the absence of footnote disclosure, Parent Financial Statements fairly present, in conformity with GAAP (except as may be indicated

  in the notes thereto), the consolidated financial position of Parent as of the dates thereof, and cash flows and changes in financial position for the periods then ended.

        SECTION 6.6    LITIGATION.    There are no proceedings or investigations pending or, to the knowledge of Parent, threatened, against Parent, or any of its properties or assets which would have a Material Adverse Effect on Parent or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents. Parent is not subject to any outstanding order which would have a Material Adverse Effect on Parent or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents.

        SECTION 6.7    GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LEGAL REQUIREMENTS.

          (a)   Parent holds all governmental authorizations necessary for the lawful conduct of its businesses, except where the failure to so hold a governmental authorization would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is in compliance with the terms of any such governmental authorizations, except where the failure to so comply would not have a Material Adverse Effect on Parent.

          (b)   Except as disclosed in the Disclosure Materials, Parent is, and, at all times since January 1, 2006, has been, in compliance with all applicable Laws, except where the failure to so comply with such Laws has not had and could not reasonably be expected to have a Material Adverse Effect on Parent. No proceeding, investigation or review by any Governmental Authority with respect to Parent is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Material Adverse Effect on Parent.

        SECTION 6.8    ENVIRONMENTAL MATTERS.    Except as disclosed in the Disclosure Materials, Parent is in compliance with all applicable Environmental and Safety Requirements, which compliance includes the possession by Parent of all material authorizations of Governmental Authorities required under applicable Environmental and Safety Requirements, and compliance with the terms and conditions thereto, except where the failure to comply with such Environmental and Safety Requirements or to posses or comply with such authorizations of Governmental Authorities would not have a Material Adverse Effect on Parent.

        SECTION 6.9    DISCLOSURE.    None of the representations and warranties of Parent set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Company as contemplated by any provision hereof (including, without limitation, the Transaction Documents), to the knowledge of Parent, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Disclosure Materials do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        SECTION 6.10    NO OTHER REPRESENTATIONS OR WARRANTIES.    Except for the representations and warranties contained in this Article VI, neither Parent nor any Person acting, or purporting to act, on behalf of Parent makes any representations or warranties to Parent with respect to the execution and delivery of this Agreement, the transactions contemplated hereby, or the business of Parent, notwithstanding the delivery or disclosure to the Company of any documentation, reports or other information with respect to any one or more of the foregoing.

ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

        SECTION 7.1    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT.    The obligations of Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Parent.

          (a)    No Breach of Covenants; True and Correct Representations and Warranties.    There shall have been no breach by the Company in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date), and the Company shall deliver to Parent a certificate of a duly appointed officer of the Company stating the foregoing is true and correct.

          (b)    Delivery of Documents.    Parent shall have received all documents and other items to be delivered thereby under Section 8.2 of this Agreement.

          (c)    No Legal Obstruction; Regulatory Consent.    No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business or the Company after the Closing. All consents, approvals and actions of, filings with and notices to any Governmental Authority and any other third party necessary to permit Parent, and the Company to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, as set forth on Schedule 7.1(c), shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Parent.

          (d)    No Material Adverse Effect.    There shall be no credible claim of material infringement of the Intellectual Property of the Company which is necessary for the operation of the Business (the "Necessary IP") as presently conducted by the Company and no temporary restraining order or preliminary or permanent injunction shall have been entered by any Governmental Authority against the Company prohibiting the Company from using such Necessary IP, nor shall there have been any order, event or occurrence that individually or in the aggregate with any other order, event or occurrence prohibits the Company from performing its obligations hereunder or under the Transaction Documents. In addition, no material act of fraud by the Company shall have occurred in connection with the transactions contemplated by this Agreement.

          (e)    Payoff Letters and Lien Releases.    Parent shall have received the payoff letters with respect to the Indebtedness, if any, of the Company set forth on Schedule 7.1(e), and evidence reasonably satisfactory to Parent of the release of the Liens set forth on Schedule 7.1(e), if any, on any assets securing such Indebtedness.

          (f)    Resignations of Directors and Chief Executive Officer.    All members of the boards of directors and the Chief Executive Officers of the Company shall have tendered, effective as of the Closing, their resignations as such. The Company shall have used commercially reasonable efforts to obtain executed Release Agreements from each such Person substantially in the form of Exhibit C attached hereto (the "D&O Release Agreements").

          (g)    Shareholder Documents.    The Company shall have received, and delivered to Parent evidence thereof in accordance with Section 8.2(c), the approval of the requisite Shareholders, as required under the Company's articles of incorporation and bylaws and under the California Business Corporation Act, authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the performance of the transactions to be performed by the Company as contemplated hereby and thereby. Shareholders representing not less than ninety-nine percent (99%) of the issued and outstanding Company Capital Stock shall have delivered executed complete Letters of Transmittal, together with stock powers, original stock certificates or lost stock certificate affidavits for the Company Capital Stock held by such holders to be exchanged for Merger Consideration in accordance with the terms hereof, along with stock certificates duly endorsed or accompanied by such other instruments of conveyance as may be reasonably acceptable to Parent and its counsel (other than immaterial errors or omissions that the Parties reasonably expect to resolve promptly following the Closing), and free and clear of any pledges, liens, restrictions, charges, encumbrances, and rights or interests of any other party thereto. The Company shall have used commercially reasonable efforts to obtain releases signed by each of the Shareholders of any and all claims against the Company, and Parent arising from such Shareholder's ownership of Company Capital Stock.

          (h)    Broker Release Letter.    Donaldson Werth & Company shall have executed and delivered to the Company a Release Letter setting forth the full amount owed to such firm through the Closing and releasing all claims against the Company and Parent other than payment of such amount.

          (i)    Merger Consideration Certificate and Cash Requirement Certificate.    The Company will deliver to Parent the Merger Consideration Certificate and all supporting documentation with respect thereto, if any.

          (j)    Options and Warrants.    The Company's Board of Directors shall have taken such actions as may be required, if any, to provide for the treatment of all unexercised and outstanding Options and Warrants as described in Section 2.2 of this Agreement.

        SECTION 7.2    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.    The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Company.

          (a)    No Breach of Covenants; True and Correct Representations and Warranties.    There shall have been no breach by Parent in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement and the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the date hereof and the Closing (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date), and Parent shall deliver to the Company a certificate of a duly appointed officer of Parent stating the foregoing is true and correct.

          (b)    Delivery of Documents and Consideration.    The Company shall have received all items to be delivered thereby under Section 8.3 of this Agreement.

          (c)    No Legal Obstruction; Regulatory Consent.    No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, the Company after the Closing. All consents, approvals and actions of, filings with and notices to any Governmental Authority or other Person necessary to permit Parent and the Company to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given.

          (d)    No Material Adverse Effect.    There shall there have been no occurrence or series of occurrences that individually or in the aggregate prohibit Parent from performing its obligations hereunder or under the Transaction Documents, including the payment of the Contingent Merger Consideration.

          (e)    Shareholder Documents.    The Company shall have received the approval of the requisite Shareholders, as required under the Company's articles of incorporation and bylaws and under the California Business Corporation Act, authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the performance of the transactions to be performed by the Company as contemplated hereby and thereby. Shareholders representing not less than ninety-nine percent (99%) of the issued and outstanding Company Capital Stock shall have delivered executed complete Letters of Transmittal, together with stock powers, original stock certificates or lost stock certificate affidavits for the Company Capital Stock held by such holders to be exchanged for Merger Consideration in accordance with the terms hereof, along with stock certificates duly endorsed or accompanied by such other instruments of conveyance as may be reasonably acceptable to the Company and its counsel (other than immaterial errors or omissions that the Parties reasonably expect to resolve promptly following the Closing), and free and clear of any pledges, liens, restrictions, charges, encumbrances, and rights or interests of any other party thereto.

        SECTION 7.3    TERMINATION.

          (a)    Termination of Agreement.    This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following described circumstances:

              (i)  upon the mutual written consent of Parent and the Company;

             (ii)  by Parent, if the Closing shall not have occurred on or before November 1, 2007 (unless due to a default by Parent hereunder); or

            (iii)  by the Company, if the Closing shall not have occurred on or before November 1, 2007 (unless due to a default by the Company hereunder).

          (b)    Effect of Termination.    If this Agreement is terminated pursuant to this Section 7.3, this Agreement shall become null and void, and all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other party, except for a breach of this Agreement; provided, however, the provisions contained in Section 11.8 and Section 11.9 shall survive termination of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 7.3(a)(ii), the Company will remain liable to Parent for any breach of this Agreement by the Company existing at the time of such termination, and upon termination of this Agreement pursuant to Section 7.3(a)(iii), Parent will remain liable to the Company for any breach of this Agreement by Parent existing at the time of such termination, and the Company or Parent, as the case may be, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

ARTICLE VIII
CLOSING

        SECTION 8.1    TIME AND PLACE.    The transactions contemplated by this Agreement shall be consummated as provided in Section 1.6 of this Agreement.

        SECTION 8.2    DELIVERIES OF THE COMPANY.    At the Closing, the Company will deliver or cause to be delivered to Parent, the items referred to in Section 7.1 above simultaneously with the following items:

          (a)    Corporate Documents.    Articles of Incorporation of the Company, certified by the Secretary of State of the Company's formation as of a recent date, and the by-laws of the Company, certified by the secretary of the Company, as in effect at the Closing.

          (b)    Certificates of Good Standing.    Certificates of Good Standing, dated as of a recent date, with respect to the Company, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign corporation.

          (c)    Resolutions.    A copy of the resolutions of the Board of Directors and Shareholders of the Company certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the performance of the transactions to be performed by the Company as contemplated hereby and thereby.

          (d)    Opinion of Counsel.    An opinion of California counsel for the Company, Pillsbury Winthrop Shaw Pittman LLP, dated as of the Closing Date, in substantially the form of Exhibit F attached hereto, the cost of which, not to exceed $10,000, will be paid by Parent.

        All documents delivered to Parent shall be in form and substance reasonably satisfactory to Carlton Fields, P.A., counsel for Parent.

        SECTION 8.3    DELIVERIES OF PARENT.    At the Closing, Parent will deliver to the Company the following items.

          (a)    Certificate of Incorporation.    The Certificate of Incorporation of Parent, certified by the Secretary of State of the state of each entity's formation as of a recent date.

          (b)    Certificates of Good Standing.    Certificates of Good Standing, as of a recent date, with respect to Parent, issued by the Secretary of State, of the state of its formation.

          (c)    Resolutions.    A copy of the resolutions of the Board of Directors of Parent certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby.

          (d)    Cash Merger Consideration.    The Cash Merger Consideration by wire transfer as provided in Section 1.6 of this Agreement and in accordance with the Merger Consideration Certificate.

          (e)    Employment Agreements and Severance Agreements.    The Employment Agreement with Lee Roth attached hereto as Exhibit D and the form of Severance Agreement attached hereto as Exhibit E, which the Company or Parent will enter into with each of Rhonda Kerr, Robert Rodriguez, Kelly Aviles, James Aviles, Tony Duong, Daisy Alary, Mixa Nguyen, Allison Shearer, Eric Lopez, Linda Phalen and Lori Orona in the event that the employment of any of them is terminated after the Closing.

        All documents delivered to the Company shall be in form and substance reasonably satisfactory to Pillsbury Winthrop Shaw Pittman LLP, counsel for the Company.

ARTICLE IX
INDEMNIFICATION

        SECTION 9.1    INDEMNIFICATION BY THE SHAREHOLDERS FOR BREACH BY THE COMPANY.    Subject to the limitations set forth in Section 9.5, the Shareholders, severally and not jointly, shall indemnify the Parent and its Affiliates, and its respective directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and assigns (the "Parent Indemnified Parties") and save and hold each of them harmless from and against and pay on behalf of or reimburse the Parent Indemnified Parties as and when incurred upon showing reasonable evidence thereof, for any and all liabilities, claims, actions, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any Parent Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

          (a)   any breach of any representation or warranty made by the Company in this Agreement, including, without limitation, Article V hereof (after giving effect to any disclosure made by Company in the Disclosure Schedule), including the schedules and exhibits, certificates or other instruments or documents furnished to Parent by the Company specifically required in connection herewith (after giving effect to any disclosure made by the Company in the Disclosure Schedule);

          (b)   any nonfulfillment or breach of any covenant or agreement on the part of the Company under this Agreement or other instruments or documents delivered by the Company as specifically required in connection herewith, including, without limitation, the Transaction Documents;

          (c)   any liability to Dissenting Shareholders, in excess of the amount of Merger Consideration which would otherwise have been paid to such Shareholders pursuant to the terms of this Agreement;

          (d)   any Losses resulting from any fraudulent misrepresentation contained herein; or

          (e)   any Taxes of the Company relating to taxable periods prior to the Closing Date, as determined under Section 10.2 (including any Taxes which result in liability under Treasury Reg. 1-1502-6 or any similar provision), in excess of the reserve or accrual for Taxes taken into consideration in determining Stipulated Closing Date Net Book Value.

        SECTION 9.1A.    INDEMNIFICATION BY THE SHAREHOLDERS FOR BREACH BY THE SHAREHOLDERS.    Subject to the limitations set forth in Section 9.5, each Shareholder shall, severally, and not jointly (on the basis of each Shareholder's percentage of the Cash Merger Consideration set forth on the Merger Consideration Certificate and actually received by such Shareholder), indemnify each of the Parent Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse the Parent Indemnified Parties as and when incurred upon showing reasonable evidence thereof, for any and all Losses, which any Parent Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from, or arising out of, or in any way relating to, or by virtue of, any breach of any representation or warranty relating to such Shareholder made by such Shareholder in the Letter of Transmittal.

        SECTION 9.2    INDEMNIFICATION BY PARENT.    Parent, on behalf of itself and its successors and assigns, hereby agrees to, jointly and severally, indemnify the Shareholders and their respective Affiliates, shareholders, directors, officers, partners, employees, agents, representatives, successors and permitted assigns (the "Shareholder Indemnified Parties") and save and hold each of them harmless from and against and pay on behalf of or reimburse the Shareholder Indemnified Parties as and when incurred for any and all Losses which any Shareholder Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

          (a)   any breach of any representation or warranty made by Parent in this Agreement, including the schedules and exhibits, certificates or other instruments or documents furnished to the Company by Parent in connection herewith;

          (b)   any nonfulfillment or breach of any covenant or agreement on the part of Parent under this Agreement or other instruments or documents delivered by Parent as specifically required in connection herewith, including, without limitation, the Transaction Documents, furnished to the Company by Parent;

          (c)   any claim for payment of fees, expenses or other Liabilities owed to Parent's legal or financial professionals or any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Parent, or any Affiliate of any of the foregoing;

          (d)   any Losses resulting from any fraudulent misrepresentation contained herein or in any other Transaction Documents; or

          (e)   any Losses resulting from the operation of the Business after the Closing Date, including, but not limited to, the personal guaranty of Robert W. Ward of that certain Office Building Lease between the Company and Santa Maria Produce Company dated as of February 22, 2006.

        SECTION 9.3    INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS.    In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice (a "Third Party Claim Notice") regarding such claim to the Indemnifying Party within 20 Business Days after learning of such claim, unless the notice relates to commencement of an action or proceeding, in which case such notice shall be given as soon as practicable, and at least 15 Business Days prior to any response required by applicable Law or tribunal rule. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 15 Business Days after receipt from the Indemnified Party of a Third Party Claim Notice, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, conditioned or delayed.

          (a)   In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-Business Day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith but only upon the terms and conditions of this Article IX; provided, however, that the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding.

          (b)   In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. (Any fees or costs incurred by the Indemnified Party whilst engaging in such participation shall not be included within the calculation of its Losses for purposes of its entitlement to indemnification under this Section 9.3). In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed).

          (c)   Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim after assuming the defense of such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (iii) such settlement or cessation will not result in a full release of the Indemnified Party with respect to such claim.

          (d)   Notwithstanding Section 9.2(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a Material Adverse Effect on, the business or financial condition of the Indemnified Party, or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

          (e)   Any final judgment entered or settlement agreed upon in the manner provided herein shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

          (f)    A failure by either Party to give timely, complete or accurate notice as provided in this Section 9.3 will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure to give timely notice.

        SECTION 9.4    PROCEDURES FOR NON-THIRD PARTY CLAIMS.    In the event any Party should have a claim against another Party hereunder which does not involve a Third Party Claim (a "Direct Claim"), the Party making a claim (the "Claiming Party") shall promptly transmit to such other Party (the "Notified Party") within 30 days of the Claiming Party's knowledge or possession of sufficient facts upon which such Direct Claim may be based a written notice (the "Direct Claim Notice," and together with a Third Party Claim Notice, a "Notice of Claim") describing in reasonable detail the basis of the Claiming Party's request for payment under this Agreement. If the Notified Party does not notify (the "Direct Claim Defense Notice") the Claiming Party in writing within 15 Business Days from its receipt of the Direct Claim Notice that Notified Party disputes such Direct Claim, the Direct Claim specified in the Direct Claim Notice shall be deemed a liability of Notified Party hereunder. If Notified Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Section 11.9 and Section 11.10 hereof.

        SECTION 9.5    CERTAIN LIMITATIONS ON REMEDIES.

          (a)    Survival.    All representations and warranties of the Parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect for 12 months after the Closing Date, except the warranties and representations contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.12 and Section 5.22 and Section 6.1, Section 6.2, Section 6.3 and Section 6.4 shall survive until the earliest of (i) 30 days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes), (ii) the final payment of any Contingent Merger Consideration, and (iii) 30 months after the Closing Date. Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article IX has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article IX.

          (b)    Limitations on Shareholders' Indemnification.    Notwithstanding anything to the contrary set forth in this Agreement:

              (i)  the Shareholders shall not be liable to the Parent Indemnified Parties under Section 9.1(a) (other than as a result of any breach of any representation or warranty contained in Section 5.1, Section 5.2, Section 5.3, and Section 5.22) unless and until the Losses incurred by all Parent Indemnified Parties as a result thereof exceed, in the aggregate, $30,000 (the "Basket Amount"); provided, however, that in the event that such Losses exceed the Basket Amount, the Shareholders shall only be liable to indemnify any Parent Indemnified Party for all Losses incurred in excess of the Basket Amount Notwithstanding the foregoing, the Basket Amount shall not apply to any breach of any representation or warranty contained in Section 5.1, Section 5.2, Section 5.3 or Section 5.22, and the Basket Amount shall not apply to any Losses resulting from any fraudulent misrepresentation;

             (ii)  the indemnification provided for in Section 9.1(a) shall not apply to the extent that the Losses at issue have already been reflected in an adjustment to the Merger Consideration due to a Net Book Value Price Decrease as contemplated by Section 1.2(d);

            (iii)  any Losses as to which the indemnification provided for in Section 9.1(a) may apply shall be determined net of any actual recovery (whether by way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received by a Parent Indemnified Parties from a third party (including any insurer or taxing authority) less any current or prospective cost associated with receiving such recovery;

            (iv)  prior to the Effective Time, no Shareholder shall have any liability to any Parent Indemnified Parties in respect of this Agreement, the Merger or the other transactions and arrangements contemplated hereby;

             (v)  from and after the Effective Time, no Shareholder shall have any liability to any Parent Indemnified Parties in respect of this Agreement, the Merger or the other transactions and arrangements contemplated hereby except as expressly provided in Section 9.1; provided, however, that the total amount of such liability shall be limited in the aggregate, as of any time from and after the Effective Time, to $1,125,000 except in the case of any claim based on fraudulent misrepresentation, in which case the total amount of such liability in the aggregate shall not exceed the Merger Consideration.

          (c)    Limitation on Parent's Indemnification.    Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(d), Parent shall not be liable to any Shareholder Indemnified Parties under Section 9.2(a) unless the amount of Losses incurred by all Shareholder Indemnified Parties exceeds in the aggregate the Basket Amount; provided, however, that in the event that such Losses exceed the Basket Amount, Parent shall only be liable to indemnify the applicable Shareholder Indemnified Parties for all Losses incurred in excess of the Basket Amount up to, and not exceeding, the Merger Consideration (the "Parent Liability Cap"). Notwithstanding the foregoing, the Basket Amount shall not apply to any breach of any representation or warranty contained in Section 6.1, Section 6.2, Section 6.3, Section 6.5, or Section 6.9, and the Basket Amount shall not apply to any Losses in connection with fraudulent misrepresentation.

          (d)    Mechanics of Set Off.    Subject to compliance with this Article IX, any Contingent Payment shall be decreased, and Parent may withhold any Contingent Payment due and payable, by the amount necessary to satisfy all or part of any claim for indemnity made pursuant to this Agreement, for which written notice has been provided to the Shareholders Representative at least 21 days prior to such payment. Upon final resolution of all claims, Parent shall remit the balance remaining, if any, of the withheld Contingent Payments to the Shareholders in accordance with the Merger Consideration Certificate if such claims are resolved and fully settled for an amount less than the amount withheld from the above payments.

        SECTION 9.6    INSURANCE PROCEEDS.    If any Losses related to a claim by an indemnified party are covered by one or more third party insurance policies held by the indemnified party and the indemnified party actually receives a full or partial recovery under such insurance policies (the "Insurance Proceeds"), the indemnified party shall be entitled to recover from the indemnifying party only the amount by which such Losses exceed the Insurance Proceeds (and shall refund any amounts previously received from the indemnifying party equal to the Insurance Proceeds). Except as set forth in the next sentence, nothing in this Section 9.6 shall require any Party to seek recovery under any insurance policy. The Parties agree that if the applicable insurance policy is a policy held by the Company prior the Closing, then the applicable indemnified party shall use commercially reasonable efforts to seek recovery under such policy.

        SECTION 9.7    EXCLUSIVITY OF REMEDY.    Notwithstanding any provision of this Agreement to the contrary, the Parties' sole recourse following the Closing for any breach by the Company of any representation, warranty, agreement or covenant contained herein, or for any Losses or any other matters arising under this Agreement or the transaction contemplated hereby shall be the recovery of indemnification payments under this Article IX.

ARTICLE X
TAX MATTERS

        SECTION 10.1    TAX RETURNS.    All Tax Returns required to be filed after the Closing Date with respect to the Company that relate to any Tax Period (or portion thereof) beginning on or before the Closing Date will be filed or caused to be filed by the Shareholders Representative when due (taking into account any extension of a required filing date). Any such Tax Return shall, to the extent allowed by law, be prepared in a manner consistent with the Company's past practice. The Shareholders Representative shall deliver any such Tax Returns that include a taxable period ending after the Closing Date to Parent for Parent's review at least 15 Business Days prior to the due date (including extensions) of such Tax Return. If Parent within 10 Business Days after delivery of such Tax Return notifies the Shareholders Representative in writing that it objects to any items in such Tax Return that relate to a Tax liability of Parent, any reasonable comments of Parent that relate to such disputed items shall be incorporated by the Shareholders Representative. Parent shall timely pay or cause to be paid timely on behalf of the Company any Taxes (whether or not reflected on such Tax Returns) that relate to any Tax period (or portion thereof) beginning on or after the Closing Date (as determined pursuant to Section 10.2).

        SECTION 10.2    TAX ALLOCATIONS.    For purposes of this Agreement, (a) in the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company for the pre-Closing Tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on any other basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

        SECTION 10.3    REFUNDS AND TAX BENEFITS.    Any Tax refunds that are received by Parent, its Affiliates or the Company, and any amounts credited against Tax to which any of the foregoing become entitled, that relate to any period prior to the Closing Date shall be for the account of the Shareholders, and Parent shall pay over to the Shareholders' representative any such refund or the amount of any such credit within 30 days after receipt or entitlement thereto.

        SECTION 10.4    TAX PROCEEDINGS.    For the period of time beginning with the Closing Date and ending on the date the final payment of any Contingent Merger Consideration, if any taxing authority conducts any audit or investigation relating to the Company for any taxable period (or portion thereof) beginning prior to the Closing Date, the Shareholders Representative, along with Parent, will have to represent the Company in such audit or investigation and to provide any response required in connection therewith

        SECTION 10.5    COOPERATION ON TAX MATTERS.    Parent agrees to furnish or cause to be furnished to the Shareholders Representative, upon request, as promptly as practicable, such information relating to the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Parent shall retain all books and records with respect to Taxes pertaining to the Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Parent agrees to cause the Company to give the Shareholders Representative reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the Shareholders Representative so requests, the Company shall allow the Shareholders Representative to take possession of such books and records. Parent shall cooperate with the Shareholders Representative in the conduct of any audit or other proceeding related to Taxes involving the Company for any tax period (or portion thereof) ending on or before the close of business on the Closing Date and Parent, and after the Closing the Company, each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.5.

ARTICLE XI
MISCELLANEOUS

        SECTION 11.1    NOTICES, CONSENTS, ETC.    Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

  (a)
  If to the Company to:

      Jenquest, Inc.
      #151 N. Lyon Avenue
      Hemet, CA 92543
      Attention: Robert M. Ward
      Facsimile: (951) 658-4001

    with a copy to (which copy shall not constitute notice hereunder):

      Pillsbury Winthrop Shaw Pittman LLP
      12255 El Camino Real, Suite 300
      San Diego, CA 92130
      Attention: K. Michael Garrett
      Facsimile: (858) 509-4010

  (b)
  If to the Shareholders Representative:

      Robert M. Ward
      30831 Via Vista
      Coto de Caza, CA 92679
      Facsimile: (949) 766-4843

    with a copy to (which copy shall not constitute notice hereunder):

      Pillsbury Winthrop Shaw Pittman LLP
      12255 El Camino Real, Suite 300
      San Diego, CA 92130
      Attention: K. Michael Garrett
      Facsimile: (858) 509-4010

  (c)
  If to Parent to:

      Ebix, Inc.
      5 Concourse Pkwy., Suite 3200
      Atlanta, GA 30328
      Attention: Robin Raina
      Facsimile: (678) 281-2019

    with a copy to (which copy shall not constitute notice hereunder):

      Carlton Fields, P.A.
      1201 West Peachtree Street
      Suite 3000
      Atlanta, GA 30309-3455
      Attention: Charles M. Harrell, Jr.
      Facsimile: (404) 815-3415

        Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

        SECTION 11.2    NO THIRD PARTY BENEFICIARY.    The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than the Shareholders Representative and any Person entitled to indemnity under Article IX.

        SECTION 11.3    INVALID PROVISIONS.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        SECTION 11.4    AMENDMENT AND WAIVER.    This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on any Party only if such amendment or waiver is set forth in a writing executed by such Party. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

        SECTION 11.5    FURTHER ASSURANCES.    Each Party will execute all documents and take such other actions as any other Party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

        SECTION 11.6    COUNTERPARTS.    This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. The Parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

        SECTION 11.7    EXPENSES.    Each of the Parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the transactions contemplated hereby.

        SECTION 11.8    GOVERNING LAW; VENUE; SERVICE OF PROCESS.    This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of California. The Parties hereto hereby submit to the exclusive jurisdiction of any state or federal court located in the State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in such court. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in the State of California. Each of the

Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        SECTION 11.9    WAIVER OF JURY TRIAL.    Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party hereto. The Parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the Parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

        SECTION 11.10    SPECIFIC PERFORMANCE.    The Parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the Parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement, the Transaction Documents or otherwise.

        SECTION 11.11    RECOVERY OF ATTORNEY'S FEES.    In the event of any litigation between the Parties hereto relating to this Agreement or the Transaction Documents, the prevailing party shall be entitled to recover its attorney's fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

        SECTION 11.12    HEADINGS.    The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

        SECTION 11.13    ASSIGNMENT.    This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto, without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Parent to assign its rights under this Agreement, in whole or in part, to any lender or lenders to Parent as security for borrowings, at any time whether in connection with the Closing or following the Closing Date.

        SECTION 11.14    ENTIRE AGREEMENT.    This Agreement, the Preamble and all the Schedules (including the Disclosure Schedules) and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the Parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the Parties hereto. Notwithstanding the foregoing, any existing agreements among the Parties hereto regarding the confidentiality or nondisclosure of confidential information shall remain in full force and effect until the Closing in accordance with their terms.

        SECTION 11.15    INTERPRETATIVE MATTERS.    Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word "including" in this Agreement shall be by way of example rather than limitation.

        SECTION 11.16    NO STRICT CONSTRUCTION.    The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.

        SECTION 11.17    PUBLICITY.    The Parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the Parties hereto. Notwithstanding the foregoing, each Party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately informs the other Parties hereto regarding the requirement and content of such release.

        SECTION 11.18    KNOWLEDGE.    Where any representation or warranty of the Company contained in this Agreement is expressly qualified by reference "to the knowledge of the Company," "to the Company's knowledge" or words of similar import, it refers to the knowledge of each of Robert M. Ward, Lee Roth and Tom Wickes as to the existence or absence of facts or circumstances that are the subject of such representations and warranties.

[Signatures on following page]

        IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:
EBIX, INC.
By:
Name:
Title:
COMPANY:
JENQUEST, INC.
By:
Name:
Title:
IDS ACQUISITION SUB, INC.
By:
Name:
Title:
SHAREHOLDERS REPRESENTATIVE, solely in his capacity as such:
Name: Robert M. Ward

APPENDIX A

DEFINITIONS

        In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Appendix A.

        "2006 Financial Statements" is defined in Section 5.5(a).

        "2007 Gross Revenue Target" is defined in Section 1.2(b).

        "2008 Increased Gross Revenue Target" is defined in Section 1.2(b).

        "Acquisition Proposal" means any proposal relating to a possible (1) merger, consolidation or similar transaction involving the Company, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company representing, in the aggregate, fifty percent (50%) or more of the assets of such entity on a consolidated basis, (3) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifty percent (50%) or more of the votes attached to the outstanding securities of the Company, (4) liquidation, dissolution, or other similar type of transaction with respect to the Company or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

        "Affiliate" means, with respect to any Person, any other Person: (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) in which more than ten percent (10%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above. In addition, any Person who is a shareholder, director or executive officer of the Company shall be deemed an "Affiliate" thereof.

        "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

        "Affiliate Transactions" is defined in Section 5.18.

        "Agreement" is defined in the introductory paragraph.

        "Agreement of Merger" is defined in Section 1.6(b).

        "Basket Amount" is defined in Section 9.5(b).

        "Books and Records" means all books and records of the Company, including, but not limited to, all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

        "Business" is defined in the recitals.

        "Business Day" means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the States of Georgia or California.

        "Cash Merger Consideration" is defined in Section 1.2(a).

        "Claiming Party" is defined in Section 9.4.

        "Closing" is defined in Section 1.6(a).

        "Closing Date" is defined in Section 1.6(a).

        "Closing Date Net Book Value" is defined in Section 1.2(d)(i).

APPENDIX A-1

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" is defined in the introductory paragraph.

        "Company Capital Stock" means, collectively, the Company's Series A Common Stock, Series B Common Stock, and Preferred Stock.

        "Company Plan Affiliate" means the Company, its predecessors, and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company, and/or any predecessor or any of them, under Section 414 of the Code or Section 4001 of ERISA.

        "Contingent Gross Revenue Certificate" is defined in Section 1.2(b)(ii).

        "Contingent Gross Revenue Consideration" is defined in Section 1.2(b).

        "Contingent Gross Revenue Consideration Certificate Contest Notice" is defined in Section 1.2(b)(iv).

        "Contracts" means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which the Company is a party or by which the Company is bound.

        "D&O Release Agreements" is defined in Section 7.1(f).

        "Defense Counsel" is defined in Section 9.3.

        "Defense Notice" is defined in Section 9.3.

        "Direct Claim" is defined in Section 9.4.

        "Direct Claim Defense Notice" is defined in Section 9.4.

        "Direct Claim Notice" is defined in Section 9.4.

        "Disclosure Materials" is defined in Section 6.5(a).

        "EBIX BPO Division (formerly Jenquest, Inc." is defined in Section 1.4.

        "Effective Time" is defined in Section 1.6(b).

        "Employee Benefit Plan" means any of the following (whether written, unwritten or terminated): (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (B) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (C) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement.

        "Environmental and Safety Requirements" means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the

APPENDIX A-2

management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Account" is defined in Section 1.7(a).

        "Escrow Agent" is defined in Section 1.7(a).

        "Escrow Agreement" is defined in Section 1.7(a).

        "Escrow Amount" is defined in Section 1.7(a).

        "Escrow Fund" is defined in Section 1.7(a).

        "Final Escrow Release Date" is defined in Section 1.7(b)(ii).

        "Financial Statements" is defined in Section 5.5.

        "GAAP" means U.S. generally accepted accounting principles consistently applied as interpreted and applied by the Company on a consistent basis as described in Schedule 5.5 of the Disclosure Schedule.

        "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

        "Gross Revenue" means those revenues realized by the Surviving Corporation from the Business, as determined in accordance with GAAP, as historically applied by the Company.

        "Hazardous Material" means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

        "Indebtedness" means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or

APPENDIX A-3

should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers' acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any re-financings of any of the foregoing obligations.

        "Indemnified Party" is defined in Section 9.3.

        "Indemnifying Party" is defined in Section 9.3.

        "Insurance Proceeds" is defined in Section 9.6.

        "Intellectual Property" means all intellectual property and other proprietary rights and information of the Company, including but not limited to all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate name including, without limitation, the name "IDS", the name "Annuitynet", the name "Annuitytrack"; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans; cost and pricing information, all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information.

        "Interim Financial Statements" is defined in Section 5.5(c).

        "Inventory" means all raw materials, work-in-process and finished goods inventory of the Company.

        "Latest Balance Sheet Date" is defined in Section 5.5(c).

        "Law" means the common or civil law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or governmental entity or agency legally binding on the relevant party or its properties.

        "Leased Real Property" is defined in Section 5.9.

        "Letter of Transmittal" is defined in Section 2.3(a).

        "Liabilities" means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

        "Liens" means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

        "Losses" is defined in Section 9.1.

        "Material Adverse Effect" means, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is materially adverse to the business, assets, financial condition or

APPENDIX A-4

results of operations of such entity taken as a whole with its subsidiaries; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement or (B) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect).

        "Material Contract" is defined in Section 5.8.

        "Merger" is defined in the recitals.

        "Merger Consideration" is defined in Section 1.2.

        "Merger Consideration Certificate" is defined in Section 2.1.

        "Merger Sub" is defined in the introductory paragraph.

        "Necessary IP" is defined in Section 7.1(d).

        "Net Book Value" shall mean the result achieved by subtracting from the Company's assets the Company's liabilities excluding bank debt and amounts owed to Shareholders in respect of the loans, all as shown on the Company's balance sheet.

        "Net Book Value Price Decrease" is defined in Section 1.2(d)(iv).

        "Net Book Value Price Increase" is defined in Section 1.2(d)(iv).

        "Notice of Claim" is defined in Section 9.4.

        "Notified Party" is defined in Section 9.4.

        "Options" is defined in Section 2.2.

        "Option/Warrant Consents" is defined in Section 7.1(j).

        "Parent" is defined in the introductory paragraph.

        "Parent-Determined Closing Date Net Book Value Calculation" is defined in Section 1.2(d)(iii). The format for the Parent-Determined Closing Date Net Book Value Calculation is set forth in Exhibit H.

        "Parent Financial Statements" is defined in Section 6.5(a).

        "Parent Indemnified Parties" is defined in Section 9.1.

        "Parent Liability Cap" is defined in Section 9.5(c).

        "Party" and "Parties" is defined in the introductory paragraph.

        "Pending Claim" is defined in Section 1.7(d).

        "Pending Claim Holdback" is defined in Section 1.7(d).

        "Permits" means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.

        "Permitted Liabilities" means (i) all liabilities existing as of the Closing for trade payables and accrued expenses incurred by the Company in the ordinary course of business consistent with past practice, to the extent included as liabilities on the Financial Statements, or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date, (ii) all obligations

APPENDIX A-5

to be performed after the Closing under any customer contract, in each case only to the extent that the existence of such liabilities or obligations is not contrary to, or results in a breach or inaccuracy of, any covenant, representation or warranty of the Company under this Agreement, (iii) all liabilities listed on Schedule 5.28 of the Disclosure Schedule that are to be paid from the Escrow Fund and (iv) all liabilities taken into consideration in determining Stipulated Closing Date Net Book Value.

        "Permitted Liens" means any (a) inchoate mechanics', carriers', workers' and other similar Liens arising in the ordinary course of business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; and (b) inchoate Liens for current Taxes and assessments not yet due and payable.

        "Person" means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

        "Products" is defined in Section 5.24.

        "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

        "Representative Expenses" is defined in Section 2.5(a).

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Shareholder Indemnified Parties" is defined in Section 9.2.

        "Shareholder's Pro Rata Share" means, with respect to any Shareholder, a fraction the numerator of which is the Cash Merger Consideration actually paid to such Shareholder and the denominator of which is the aggregate Cash Merger Consideration actually paid to all Shareholders.

        "Shareholders" is defined in Section 1.2.

        "Shareholders Representative" is defined in the introductory paragraph.

        "Stipulated Closing Date Net Book Value" is defined in Section 1.2(d)(iii).

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (5 0%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiary of such Person or by such Person and one or more Subsidiary of such Person.

        "Surviving Corporation" is defined in Section 1.1.

        "Target" is defined in Section 1.2(b).

        "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

        "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

APPENDIX A-6

        "Third Party Claim" is defined in Section 9.3.

        "Third Party Claim Notice" is defined in Section 9.3.

        "Transaction Documents" means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

        "Transfer Tax" means any stamp or other sales, transfer, use, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.

        "Warrants" is defined in Section 2.2.

        "WWR Lease" is defined in Section 3.6.

APPENDIX A-7

QuickLinks

  Exhibit 2.1